Filed Pursuant to Rule 424(b)(5)
Registration No. 333-282628

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement, dated October 28, 2024

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 22, 2024)

100,000,000 Depositary Shares

Each Representing a 1/20th Interest in a Share of

 % Series A Mandatory Convertible Preferred Stock

The Boeing Company

 % Series A Mandatory Convertible Preferred Stock

We are offering 100,000,000 depositary shares (“Depositary Shares”), each of which represents a 1/20th interest in a share of our  % Series A Mandatory Convertible Preferred Stock, par value $1.00 per share (“Mandatory Convertible Preferred Stock”). The shares of Mandatory Convertible Preferred Stock will be deposited with Computershare Trust Company, N.A., as bank depositary, pursuant to a deposit agreement. Holders of the Depositary Shares will be entitled to a proportional fractional interest in the rights and preferences of the Mandatory Convertible Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of such deposit agreement.

Dividends on our Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of  % on the liquidation preference of $1,000 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, par value $5.00 per share, or in any combination of cash and common stock on January 15, April 15, July 15 and October 15 of each year, commencing on, and including, January 15, 2025 and ending on, and including, October 15, 2027.

Each share of our Mandatory Convertible Preferred Stock has a liquidation preference of $1,000 (and, correspondingly, each Depositary Share represents a liquidation preference of $50). Unless earlier converted, each share of our Mandatory Convertible Preferred Stock will automatically convert on the second business day immediately following the last trading day of the final averaging period (as defined below) into between      and      shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion will be determined based on the average VWAP (as defined herein) of our common stock over the 20-trading-day period beginning on, and including, the 21st scheduled trading day prior to October 15, 2027, which we refer to herein as the “final averaging period.” At any time prior to October 15, 2027, a holder of 20 Depositary Shares may cause the bank depositary to convert one share of our Mandatory Convertible Preferred Stock, on such holder’s behalf, into a number of shares of our common stock equal to the minimum conversion rate of    , subject to anti-dilution adjustments. If a holder of 20 Depositary Shares causes the bank depositary to convert one share of our Mandatory Convertible Preferred Stock, on such holder’s behalf, during a specified period beginning on the effective date of a fundamental change (as described herein), the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a make whole dividend amount (as described herein).

Concurrently with this offering, we are also making a public offering of 90,000,000 shares of our common stock, par value $5.00 per share (“common stock”), pursuant to a separate prospectus supplement (the “Common Stock Offering”). We have granted the underwriters of the Common Stock Offering a 30-day option to purchase up to an additional 13,500,000 shares of our common stock. The closing of this offering is not conditioned upon the closing of the Common Stock Offering, and the closing of the Common Stock Offering is not conditioned upon the closing of this offering, so it is possible that this offering occurs and the Common Stock Offering does not occur, and vice versa. We cannot assure you that the Common Stock Offering will be completed on the terms described herein, or at all. Nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy our common stock. See the section titled “Concurrent Common Stock Offering.”

We intend to use the proceeds of this offering, together with the proceeds of the Common Stock Offering, for general corporate purposes, which may include, among other things, repayment of debt, additions to working capital, capital expenditures, and funding and investments in our subsidiaries.

Prior to this offering, there has been no public market for the Depositary Shares or the Mandatory Convertible Preferred Stock. We intend to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “BA.PRA.” Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “BA.”

Investing in Depositary Shares involves risks. See the section titled “Risk Factors” beginning on page S-15 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2024 and September 30, 2024.

	Per Depositary Share	Total
Price to Public(1)	$	$
Underwriting discounts(1)(2)	$	$
Proceeds, before expenses, to The Boeing Company	$	$

(1)	Assumes no exercise of the underwriters’ option to purchase additional Depositary Shares described below.
(2)	See the section titled “Underwriting” beginning on page S-66 of this prospectus supplement for a description of the compensation payable to the underwriters.

We have granted the underwriters a 30-day option to purchase up to 15,000,000 additional Depositary Shares from us at the public offering price, less the underwriting discount, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We urge you to carefully read this prospectus supplement and the accompanying prospectus, which describe the terms of the offering, before you make your investment decision.

It is expected that delivery of the Depositary Shares will be made against payment therefor on     , 2024, which is the second business day following the trade date for the Depositary Shares (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Depositary Shares prior to the business day preceding the settlement date will be required, by virtue of the fact that the Depositary Shares initially will settle T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Depositary Shares who wish to trade the Depositary Shares prior to the business day preceding the settlement date should consult their own advisors.

The underwriters expect to deliver the Depositary Shares to investors on or about    , 2024.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Securities	Citigroup	J.P. Morgan

Wells Fargo Securities	BNP PARIBAS	Deutsche Bank Securities	Mizuho

Morgan Stanley	RBC Capital Markets		SMBC Nikko

Financial Advisor

PJT Partners

The date of this prospectus supplement is     , 2024.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the accompanying prospectus in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Any statement made in this prospectus supplement, in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. You should not assume that the information in this prospectus supplement, in the accompanying prospectus and any free writing prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. The Boeing Company’s business, financial condition, results of operations, cash flows and prospects may have changed since those dates.

Neither The Boeing Company nor the underwriters have authorized anyone to provide you with information that is different than the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither The Boeing Company nor the underwriters are making an offer of Depositary Shares in any jurisdiction where the offer is not permitted.

This prospectus supplement and the accompanying prospectus contain information about The Boeing Company and the Depositary Shares. They also refer to information contained in other documents that we file with the SEC.

The terms “Boeing,” “we,” “us” and “our” as used in this prospectus supplement refer to The Boeing Company.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement or included or incorporated by reference in the accompanying prospectus may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates” and other similar words or expressions, or the negative thereof, generally can be used to help identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact.

Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to:

•	general conditions in the economy and our industry, including those due to regulatory changes;

•	our reliance on our commercial airline customers;

•

the overall health of our aircraft production system, production quality issues, commercial airplane production rates, our ability to successfully develop and certify new aircraft or new derivative aircraft and the ability of our aircraft to meet stringent performance and reliability standards;

•	our pending acquisition of Spirit AeroSystems Holdings, Inc. (“Spirit”), including the satisfaction of closing conditions in the expected timeframe or at all;

•	changing budget and appropriation levels and acquisition priorities of the U.S. government, as well as significant delays in U.S. government appropriations;

•	our dependence on our subcontractors and suppliers, as well as the availability of highly skilled labor and raw materials;

•	work stoppages or other labor disruptions;

•	competition within our markets;

•	our non-U.S. operations and sales to non-U.S. customers;

•	changes in accounting estimates;

•

realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures, including anticipated synergies and quality improvements related to our pending acquisition of Spirit;

•	our dependence on U.S. government contracts;

•	our reliance on fixed-price contracts;

•	our reliance on cost-type contracts;

•	contracts that include in-orbit incentive payments;

•	unauthorized access to our, our customers’ and/or our suppliers’ information and systems;

•

potential business disruptions, including threats to physical security or our information technology systems, extreme weather (including effects of climate change) or other acts of nature, and pandemics or other public health crises;

•	potential adverse developments in new or pending litigation and/or government inquiries or investigations;

•	potential environmental liabilities;

•	effects of climate change and legal, regulatory or market responses to such change;

•	credit rating agency actions and changes in our ability to obtain debt financing on commercially reasonable terms, at competitive rates and in sufficient amounts;

•	substantial pension and other postretirement benefit obligations;

•	the adequacy of our insurance coverage; and

•	customer and aircraft concentration in our customer financing portfolio.

Additional information concerning these and other factors can be found in our filings with the SEC, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

SUMMARY

The following summary is provided solely for your convenience. It is not intended to be complete. You should read carefully this entire prospectus supplement, the accompanying prospectus and all the information included or incorporated by reference herein or therein, especially the risks discussed in the section titled “Risk Factors” beginning on page S-15 of this prospectus supplement and in our periodic reports filed with the SEC.

The Boeing Company

The Boeing Company is one of the world’s major aerospace firms and a leading manufacturer of commercial airplanes and defense, space and security systems. Our products and tailored services include commercial and military aircraft, satellites, weapons, electronic and defense systems, launch systems, advanced information and communication systems, and performance-based logistics and training. We are organized based on the products and services we offer. We operate in three reportable segments:

•	Commercial Airplanes;

•	Defense, Space & Security; and

•	Global Services.

The Boeing Company was originally incorporated in the State of Washington in 1916 and reincorporated in Delaware in 1934. Our principal executive offices are located at 929 Long Bridge Drive, Arlington, Virginia 22202 and our telephone number is (703) 465-3500. We maintain a website at www.boeing.com. We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this prospectus supplement.

The information above concerning The Boeing Company is only a summary and does not purport to be comprehensive. For additional information about The Boeing Company, you should refer to the information described in the section titled “Where You Can Find More Information” in the accompanying prospectus.

The Offering

The following summary contains basic information about the Depositary Shares and this offering. It does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus.

Issuer	The Boeing Company, a Delaware corporation.

Depositary Shares offered	100,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock. Each Depositary Share entitles the holder of such Depositary Share, through the bank depositary, to a proportional fractional interest in the rights and preferences of such share of Mandatory Convertible Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.

Underwriters’ option to purchase additional Depositary Shares	We have granted the underwriters a 30-day option to purchase up to 15,000,000 additional Depositary Shares, at the public offering price, less the underwriting discount, solely to cover over-allotments.

Public offering price	$50 per Depositary Share.

Liquidation preference	$1,000 per share of our Mandatory Convertible Preferred Stock (equivalent to $50 per Depositary Share).

Dividends	% of the liquidation preference of $1,000 per share of our Mandatory Convertible Preferred Stock per year. Dividends will accumulate from the initial issue date (as defined below) and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee thereof, declares a dividend payable with respect to our Mandatory Convertible Preferred Stock, we will pay such dividends in cash or, subject to certain limitations, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by our board of directors (or an authorized committee thereof) in its sole discretion; provided that any unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates (as described below) to holders of record on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their Depositary Shares, or such Depositary Shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $ per share of our Mandatory Convertible Preferred Stock (equivalent to $ per Depositary Share). Each subsequent dividend is expected to be approximately $ per share of our Mandatory Convertible Preferred Stock (equivalent to $ per Depositary Share). See the section titled “Description of Mandatory Convertible Preferred Stock—Dividends.”

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP (as defined under the section titled “Description of Mandatory Convertible Preferred Stock—Definitions”) per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the amount of such declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash divided by $ , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

The “initial price” equals $1,000, divided by the maximum conversion rate (as defined below), rounded to the nearest $0.0001, and is initially approximately equal to the per share public offering price of our common stock in the Common Stock Offering (or, if the Common Stock Offering does not price, the closing price of our common stock on October , 2024).

Dividend payment dates	January 15, April 15, July 15 and October 15 of each year, commencing on, and including, January 15, 2025 and ending on, and including, October 15, 2027. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

No redemption	We may not redeem the shares of Mandatory Convertible Preferred Stock or the Depositary Shares. However, at our option, we may purchase the Mandatory Convertible Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.

Mandatory conversion date	The second business day immediately following the last trading day of the final averaging period (as defined below). The mandatory conversion date is expected to be October 15, 2027.

Mandatory conversion	On the mandatory conversion date, each outstanding share of our Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert into a number of shares of our common stock equal to the conversion rate as described below, and each Depositary Share will automatically convert into a number of shares of common stock equal to a proportionate fractional interest in such shares of common stock.

If we declare a dividend for the dividend period ending on October 15, 2027, we will pay such dividend to the holders of record as of October 1, 2027, as described above. If, on or prior to October 1, 2027, we have not declared all or any portion of all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price (calculated as if the applicable dividend payment date were October 15, 2027). To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of such five-day average price, we will, if we are legally able to do so, pay such excess amount in cash.

Conversion rate	Upon conversion on the mandatory conversion date, the conversion rate for each share of our Mandatory Convertible Preferred Stock will be not more than shares of common stock and not less than shares of common stock (respectively, the “maximum conversion rate” and the “minimum conversion rate”), depending on the applicable market value of our common stock, as described below and subject to certain anti-dilution adjustments. Correspondingly, the conversion rate per Depositary Share will be not more than shares of common stock and not less than shares of common stock.

The “applicable market value” of our common stock is the average VWAP per share of our common stock over the final averaging period. The “final averaging period” is the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding October 15, 2027. The conversion rate will be calculated as described under the section titled “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion.”

The following table illustrates the conversion rate per share of our Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments.

Applicable market value of our common stock	Conversion rate per share of Mandatory Convertible Preferred Stock
Greater than the threshold appreciation price (as defined below)	shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between and shares of common stock, determined by dividing $1,000 by the applicable market value

Less than the initial price	shares of common stock

The following table illustrates the conversion rate per Depositary Share, subject to certain anti-dilution adjustments:

Applicable market value of our common stock	Conversion rate per Depositary Share
Greater than the threshold appreciation price	shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between and shares of common stock, determined by dividing $50 by the applicable market value

Less than the initial price	shares of common stock

The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately % appreciation over the initial price.

Conversion at the option of the holder	Other than during a fundamental change conversion period (as defined below), at any time prior to October 15, 2027, a holder of Mandatory Convertible Preferred Stock may elect to convert such holder’s shares of our Mandatory Convertible Preferred Stock, in whole or in part, at the minimum conversion rate of shares of common stock per share of Mandatory Convertible Preferred Stock (equivalent to shares of common stock per Depositary Share) as described under the section titled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder.” This minimum conversion rate is subject to certain anti-dilution and other adjustments. Because each Depositary Share represents a 1/20th fractional interest in a share of our Mandatory Convertible Preferred Stock, a holder of Depositary Shares may convert its Depositary Shares only in lots of 20 Depositary Shares.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or prior to the dividend payment date immediately preceding such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the second trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Conversion at the option of the holder upon a fundamental change; fundamental change dividend make-whole amount

If a fundamental change (as defined under the section titled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to October 15, 2027, holders of the Mandatory Convertible Preferred Stock will have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part, into shares of common stock at the “fundamental change conversion rate” during the period beginning on, and including, the effective date of such fundamental change and ending on, and including, the earlier of (a) the date that is 20 calendar days after such effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change) and (b) October 15, 2027. For the avoidance of doubt, the period described in the immediately preceding sentence may not end on a date that is later than October 15, 2027. The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price paid (or deemed paid) per share of our common stock in such fundamental change. Holders who convert shares of our Mandatory Convertible Preferred Stock during that period will also receive (1) a “fundamental change dividend make-whole amount” equal to the present value (calculated using a discount rate of % per annum) of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date, and (2) to the extent that there is any accumulated dividend amount, the accumulated dividend amount (clauses (1) and (2), together, the “make-whole dividend amount”), in the case of clauses (1) and (2), subject to our right to deliver shares of our common stock in lieu of all or part of such make-whole dividend amount; provided that if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend. Because each Depositary Share represents a 1/20th fractional interest in a share of our Mandatory Convertible Preferred Stock, a holder of Depositary Shares may convert its Depositary Shares upon a fundamental change only in lots of 20 Depositary Shares.

If we elect to make any payment of the make-whole dividend amount, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. Notwithstanding the foregoing, in no event will the number of shares of our common stock that we deliver in lieu of paying all or a portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of common stock divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the portion of the make-whole dividend amount as to which we have elected to deliver shares of common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will not have any obligation to pay the shortfall in cash.

See the section titled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

Anti-dilution adjustments	The conversion rate may be adjusted in the event of, among other things: (1) stock dividends or distributions; (2) certain distributions to holders of our common stock of rights or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions to holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, including by spin-off; (5) certain distributions to holders of our common stock of cash; and (6) certain tender or exchange offers by us or one of our subsidiaries for our common stock, in each case subject to certain exceptions. See the section titled “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Voting rights	Except as specifically required by Delaware law or our Amended and Restated Certificate of Incorporation, which will include the certificate of designations for the Mandatory Convertible Preferred Stock, the holders of Mandatory Convertible Preferred Stock will have no voting rights.

Whenever dividends on shares of Mandatory Convertible Preferred Stock have not been declared and paid for six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, January 15, 2025), whether or not consecutive, the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of all other preferred stock of equal rank having similar voting rights, will be entitled at our next special or annual meeting of shareholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

We will not, without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of Mandatory Convertible Preferred Stock, (1) authorize or create, or increase the authorized amount of, any senior stock (as defined below); (2) amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or (3) consummate a binding share exchange or reclassification involving shares of Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity unless the Mandatory Convertible Preferred Stock remains outstanding or is replaced by preference securities with terms no less favorable to holders in any material respect, in each case, subject to certain exceptions.

See the section titled “Description of Mandatory Convertible Preferred Stock—Voting Rights” and “Description of Depositary Shares—Voting the Mandatory Convertible Preferred Stock.”

Ranking	The Mandatory Convertible Preferred Stock will rank with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable:

•

senior to (i) our common stock and (ii) each other class or series of capital stock issued after the original issue date of the Mandatory Convertible Preferred Stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such capital stock ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•

on a parity with any class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•

junior to each class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness.

In addition, the Mandatory Convertible Preferred Stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

At September 30, 2024, we had $56.9 billion of outstanding senior unsecured indebtedness.

Use of proceeds

We expect the net proceeds from this offering to be approximately $     billion (or approximately $     billion if the underwriters exercise in full their over-allotment option to purchase additional Depositary Shares) after deducting the underwriting discounts and our estimated offering expenses totaling approximately $    million. We intend to use the net proceeds from this offering, together with the net proceeds from the Common Stock Offering, for general corporate purposes, which may include, among other things, repayment of debt, additions to working capital, capital expenditures, and funding and investments in our subsidiaries, as described in the section titled “Use of Proceeds” in this prospectus supplement.

Material U.S. federal tax consequences	The material U.S. federal income tax consequences of purchasing, owning and disposing of the Depositary Shares and any common stock received upon conversion are described under the section titled “Material United States Federal Income Tax Consequences.”

Concurrent Common Stock Offering	Concurrently with this offering of Depositary Shares, we are offering 90,000,000 shares of our common stock, pursuant to a separate prospectus supplement. We have also granted the underwriters of the Common Stock Offering a 30-day option to purchase up to an additional 13,500,000 shares of our common stock. The closing of this offering is not conditioned upon the closing of the Common Stock Offering, and the closing of the Common Stock Offering is not conditioned upon the closing of this offering, so it is possible that this offering occurs and the Common Stock Offering does not occur, and vice versa. We cannot assure you that the Common Stock Offering will be completed on the terms described herein, or at all. See the section titled “Concurrent Common Stock Offering.”

Common stock outstanding after this offering and the Common Stock Offering	shares of common stock (or shares if the underwriters in the Common Stock Offering exercise in full their option to purchase additional common stock).

Transfer agent and registrar	Computershare Trust Company, N.A. is the transfer agent and registrar for the Mandatory Convertible Preferred Stock and our common stock.

Listing	We intend to apply to list the Depositary Shares on the NYSE under the symbol “BA.PRA.” No assurance can be given that our Depositary Shares will be listed or that any such application for listing will be approved. Our common stock is listed on the NYSE under the symbol “BA.”

Risk factors	Investing in the Depositary Shares involves risks. See the section titled “Risk Factors” beginning on page S-15 of this prospectus supplement and other information included or incorporated by reference in the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the Depositary Shares.

Unless otherwise indicated, all applicable share, per share and related information in this prospectus supplement is based on 617,795,755 shares of common stock outstanding as of September 30, 2024, and excludes, in each case as of such date:

•	394,465,404 shares of common stock held in treasury;

•	8,623,061 shares subject to outstanding stock options, restricted stock unit awards or performance restricted stock unit awards;

•	40,500,252 shares of common stock reserved for issuance under our equity incentive, employee stock purchase, and retirement plans;

•	shares of common stock to be issued in connection with our pending acquisition of Spirit;

•	shares of common stock that may be issued in the Common Stock Offering; and

•	any shares of common stock underlying any Depositary Shares that may be issued in this offering.

RISK FACTORS

An investment in the Depositary Shares is subject to risks and uncertainties. This prospectus supplement does not describe all of the risks of an investment in the Depositary Shares. You should consult your own financial and legal advisors about the risks entailed by an investment in the Depositary Shares and the suitability of an investment in the Depositary Shares in light of your particular circumstances. For a discussion of the factors you should carefully consider before deciding to purchase any Depositary Shares that may be offered, please read “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2024 and September 30, 2024, as well as those risk factors included below. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or a portion of your investment.

Risks Related to this Offering and Ownership of the Depositary Shares and the Mandatory Convertible Preferred Stock

You are making an investment decision in the Depositary Shares as well as in our Mandatory Convertible Preferred Stock.

As described in this prospectus supplement, you are investing in Depositary Shares that represent fractional interests in our Mandatory Convertible Preferred Stock. The bank depositary will rely solely on the dividend payments and other distributions on the Mandatory Convertible Preferred Stock it receives from us to fund all dividend payments and other distributions on the Depositary Shares.

You will bear the risk of a decline in the market price of our common stock between the pricing date for the Depositary Shares and the mandatory conversion date.

The number of shares of our common stock that you would receive upon mandatory conversion of our Mandatory Convertible Preferred Stock (and the related conversion of the Depositary Shares) is not fixed, but instead will depend on the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, which is the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding October 15, 2027. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the Mandatory Convertible Preferred Stock represented by your Depositary Shares. Specifically, if the applicable market value of our common stock is less than the initial price, which is calculated by dividing $1,000 by the maximum conversion rate and initially equals $    (approximately the per share public offering price of our common stock in the Common Stock Offering (or, if the Common Stock Offering does not price, the closing price of our common stock on October    , 2024)), subject to certain anti-dilution adjustments, the market value of the shares of our common stock that you would receive upon mandatory conversion of each share of Mandatory Convertible Preferred Stock will be less than the $1,000 liquidation preference per share of Mandatory Convertible Preferred Stock (and, accordingly the market value of shares of our common stock that you would receive upon mandatory conversion of each Depositary Share will be less than the $50 liquidation preference per Depositary Share), and an investment in the Depositary Shares would result in a loss. Accordingly, you will bear the entire risk of a decline in the market price of our common stock. Any such decline could be substantial.

In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the applicable market value been equal to the VWAP per share of our common stock on the mandatory conversion date or the average VWAP of our common stock over a different period of days.

Purchasers of the Depositary Shares may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

The aggregate market value of the shares of our common stock that you will receive upon mandatory conversion of each share of our Mandatory Convertible Preferred Stock (and the related conversion of the Depositary Shares) on the mandatory conversion date will only exceed the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock (and the liquidation preference of $50 per Depositary Share) if the applicable market value of our common stock exceeds the threshold appreciation price, which is calculated by dividing $1,000 by the minimum conversion rate and initially equals $     , subject to certain anti-dilution adjustments. The threshold appreciation price represents an appreciation of approximately  % over the initial price. If the applicable market value of our common stock exceeds the threshold appreciation price, you will receive on the mandatory conversion date approximately  % (which percentage is approximately equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the Depositary Shares (and the underlying Mandatory Convertible Preferred Stock) is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of the shares of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the Mandatory Convertible Preferred Stock (and, correspondingly, the aggregate market value of our common stock that you would receive upon the related mandatory conversion of the Depositary Shares will only be equal to the aggregate liquidation preference of the Depositary Shares), and you will realize no equity appreciation on our common stock.

The market price of our common stock, which may fluctuate significantly, will directly affect the market price for the Depositary Shares.

We expect that, generally, the market price of our common stock will affect the market price of the Depositary Shares more than any other single factor. This may result in greater volatility in the market price of the Depositary Shares than would be expected for nonconvertible preferred stock or depositary shares representing nonconvertible preferred stock. The market price of our common stock could fluctuate significantly in response to a number of factors, including changing laws and regulations that may impact our business, our ability to obtain financing on satisfactory terms, changes in recommendations by financial analysts as well as economic, financial, political and other factors, many of which are beyond our control. For more information regarding such factors, see the section titled “—Risks Related to Ownership of Our Common Stock” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

In addition, we expect that the market price of the Depositary Shares will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the fixed conversion rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the Depositary Shares and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the Depositary Shares. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the Depositary Shares as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the Depositary Shares.

Regulatory actions may adversely affect the trading price and liquidity of the Depositary Shares.

We expect that many investors in, and potential purchasers of, the Depositary Shares will employ, or seek to employ, a convertible arbitrage strategy with respect to the Depositary Shares. Investors would typically implement such a strategy by selling short the common stock underlying the convertible securities and dynamically adjusting their short position while continuing to hold the securities. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Depositary Shares to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Depositary Shares.

The fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a fundamental change.

If a fundamental change (as defined under the section titled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to October 15, 2027, the fundamental change conversion rate will apply to any shares of Mandatory Convertible Preferred Stock (and, accordingly, the Depositary Shares) converted during the fundamental change conversion period (as defined under the section titled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) unless the stock price is less than $     or above $     (in each case, subject to adjustment) and, with respect to those shares of Mandatory Convertible Preferred Stock (and, accordingly, those Depositary Shares) converted, you will also receive, among other consideration, a fundamental change dividend make-whole amount, subject to our right to deliver shares of common stock in lieu of all or part of such amount and subject to the terms described under the section titled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” The number of shares of common stock to be issued upon conversion in connection with a fundamental change will be determined as described under the section titled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” Although the fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount are generally designed to compensate you for the lost option value that you would suffer and the dividends you would lose as a result of converting your Depositary Shares representing our Mandatory Convertible Preferred Stock upon a fundamental change, the fundamental change conversion rate is also designed to compensate us for the lost option value that we would suffer as a result of any such conversion. As a result, in many cases the fundamental change conversion rate will be less than the conversion rate that would apply upon mandatory conversion. The fundamental change conversion rate and fundamental change dividend make-whole amount are generally only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to deliver a number of shares of common stock per share of the Mandatory Convertible Preferred Stock (and your corresponding right to receive a proportionate number of shares of our common stock per Depositary Share) equal to the fundamental change conversion rate and pay the fundamental change dividend make-whole amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) upon a conversion during the fundamental change conversion period could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The fixed conversion rates of the Mandatory Convertible Preferred Stock and, in turn, the Depositary Shares may not be adjusted for all dilutive events that may adversely affect the market price of the Depositary Shares or the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock.

The fixed conversion rates of the Mandatory Convertible Preferred Stock and, in turn, the Depositary Shares, are subject to adjustment only for share subdivisions and combinations, share dividends and specified other transactions. See the section titled “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as grants under employee benefit or incentive plans, offerings of our common stock or other securities convertible into common stock (other than those set forth under the section titled “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments”) for cash or in connection with acquisitions or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Depositary Shares. In addition, the terms of our Mandatory Convertible Preferred Stock and the Depositary Shares do not restrict our ability to offer common stock or other securities convertible into common stock in the future, including offering a new series of preferred stock that ranks equally with our Mandatory Convertible Preferred Stock as to dividend payments and liquidation preference, or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our Mandatory Convertible Preferred Stock or the Depositary Shares in engaging in any such offering or transaction.

The Common Stock Offering, and the possibility of the sale or issuance of our common stock in the future, could reduce the market price of our common stock and, in turn, the Depositary Shares.

Concurrently with this offering, we are also making a public offering of 90,000,000 shares of our common stock. In the Common Stock Offering, we have granted the underwriters of the Common Stock Offering an option to purchase up to an additional 13,500,000 shares of our common stock. This offering is not conditioned on the closing of the Common Stock Offering, and the Common Stock Offering is not conditioned on the closing of this offering, and there can be no assurances it will be completed. In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock and, in turn, the Depositary Shares. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options, restricted stock units, performance restricted stock units, and upon conversion of the Mandatory Convertible Preferred Stock, and we may also issue a substantial number of shares of our common stock to pay dividends on the Mandatory Convertible Preferred Stock. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales or other issuances may occur, could reduce the market price of our common stock and, in turn, the Depositary Shares. This could also impair our ability to raise additional capital through the sale of our securities.

You will have no rights with respect to our common stock until you convert your Depositary Shares, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any, prior to the conversion date with respect to a conversion of your Depositary Shares, but your investment in the Depositary Shares may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our Amended and Restated Certificate of Incorporation or our Bylaws (as amended and restated) requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, unless it would materially and adversely affect the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock, although you will nevertheless be subject to any changes in the powers, preferences or rights of our common stock.

You will have no voting rights except under limited circumstances, and you will need to act through the bank depositary to exercise voting rights with respect to our Mandatory Convertible Preferred Stock.

You do not have voting rights, except with respect to certain amendments to the terms of the Mandatory Convertible Preferred Stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, January 15, 2025), whether or not for consecutive dividend periods, the holders of shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the Mandatory Convertible Preferred Stock either as to dividends and the distribution of assets upon liquidation, winding-up or dissolution and having similar voting rights, will be entitled to vote for the election of a total of two additional members of our board of directors, subject to the terms and limitations described under the section titled “Description of Mandatory Convertible Preferred Stock—Voting Rights.” Holders of Depositary Shares must act through the bank depositary to exercise any voting rights in respect of our Mandatory Convertible Preferred Stock.

Our Mandatory Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities, as well as the capital stock of our subsidiaries held by third parties, in the event of a bankruptcy, liquidation, winding-up or dissolution of our or our subsidiaries’ assets.

In the event of a bankruptcy, liquidation, winding-up or dissolution, our assets will be available to make payments to holders of our Mandatory Convertible Preferred Stock only after all of our liabilities have been paid. In addition, our Mandatory Convertible Preferred Stock will rank structurally junior to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and third-party equity holders. In the event of a bankruptcy, liquidation, winding-up or dissolution, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts to the holders of our Mandatory Convertible Preferred Stock then outstanding. At September 30, 2024, we had $56.9 billion of outstanding senior unsecured indebtedness.

Our ability to pay dividends on our Mandatory Convertible Preferred Stock may be limited.

Our payment of dividends on our Mandatory Convertible Preferred Stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

The agreements governing any future indebtedness of ours may limit our ability to pay cash dividends on our capital stock, including the Mandatory Convertible Preferred Stock. Therefore, we may be unable to pay dividends in cash on the Mandatory Convertible Preferred Stock.

In addition, under Delaware law, our board of directors (or an authorized committee thereof) may declare dividends on our capital stock (whether in cash or in shares of our common stock) only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then-current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on the Mandatory Convertible Preferred Stock, we may not have sufficient cash to pay dividends in cash on the Mandatory Convertible Preferred Stock (and, in turn, on the Depositary Shares).

If upon mandatory conversion or an early conversion at the option of a holder (other than during a fundamental change conversion period, except in limited circumstances) we have not declared all or any portion of the accumulated and unpaid dividends payable on the Mandatory Convertible Preferred Stock for specified periods, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under the section titled “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion” and “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder.” If upon an early conversion during the fundamental change conversion period we have not declared all or any portion of the accumulated and unpaid dividends payable on the Mandatory Convertible Preferred Stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock or any combination thereof, in our sole discretion (or, in certain circumstances, make a corresponding adjustment to the conversion rate), subject in each case to the limitations described under the section titled “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” In the case of mandatory conversion or conversion upon a fundamental change, if these limits to the adjustment of the conversion rate or the amount of such dividends payable in shares, as applicable, are reached, we will pay the shortfall in cash if we are legally permitted to do so. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder (or in the case of an early conversion during the fundamental change conversion period, if we are required to make an adjustment to the conversion rate in respect of any accumulated and unpaid dividends).

You may be subject to tax upon a declaration of dividends or an adjustment to the conversion rate of the Mandatory Convertible Preferred Stock and the Depositary Shares even though you do not receive a corresponding cash distribution.

We may elect to pay a dividend in whole or in part in shares of our common stock. Refer to the section titled “Description of Mandatory Convertible Preferred Stock—Dividends.” Although it is not free from doubt, these distributions should be treated for U.S. federal income tax purposes as if the holder received a distribution of cash in an amount equal to the fair market value of the distributed common stock on the date of the distribution and thus should generally be subject to the rules applicable to cash distributions (as discussed under the sections titled “Material United States Federal Income Tax Consequences—Taxation of U.S. Holders—Distributions” and “Material United States Federal Income Tax Consequences—Taxation of Non-U.S. Holders—Distributions” below).

The conversion rate of the Mandatory Convertible Preferred Stock and the Depositary Shares is subject to adjustment in certain circumstances. Refer to the section titled “Description of Mandatory Convertible Preferred Stock—Anti- dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you (as a holder of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock) may be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash or property.

If you are a Non-U.S. Holder (as defined under the section titled “Material United States Federal Income Tax Consequences”), any dividend payable in shares or deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty). If we (or an applicable withholding agent) are required to withhold on such deemed distributions and pay the applicable withholding taxes because such deemed distribution does not give rise to any cash from which any applicable withholding tax could be satisfied, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable on the Depositary Shares, our Mandatory Convertible Preferred Stock or our common stock. Refer to the section titled “Material United States Federal Income Tax Consequences” for a further discussion of U.S. federal tax implications for U.S. Holders (as defined therein) and Non-U.S. Holders.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders of the Mandatory Convertible Preferred Stock to exercise their rights associated with a potential fundamental change.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a fundamental change were to occur on or prior to October 15, 2027, holders of the Mandatory Convertible Preferred Stock may have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a fundamental change dividend make-whole amount equal to the present value of all remaining dividend payments on their shares of Mandatory Convertible Preferred Stock. See the section titled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management. In addition, provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Bylaws (as amended and restated) could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.

An active trading market for the Depositary Shares does not exist and may not develop.

The Depositary Shares are a new issue of securities with no established trading market. We intend to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “BA.PRA.” However, no assurance can be given that our Depositary Shares will be listed or that any such application for listing will be approved. Even if the Depositary Shares are approved for listing on the New York Stock Exchange, such listing does not guarantee that a trading market for the Depositary Shares will develop or, if a trading market for the Depositary Shares does develop, the depth or liquidity of that market or the ability of the holders to sell the Depositary Shares, or to sell the Depositary Shares at a favorable price.

The closing of this offering is not contingent upon the closing of the Common Stock Offering, and vice versa.

The closing of this offering is not contingent upon the closing of the Common Stock Offering. Therefore, it is possible that this offering occurs and the Common Stock Offering does not occur, and vice versa. We cannot assure you that the Common Stock Offering will be completed on the terms described herein, if at all. Accordingly, if you decide to purchase Depositary Shares, you should be willing to do so whether or not we complete the Common Stock Offering. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any of the common stock being offered in the Common Stock Offering.

Risks Related to Ownership of our Common Stock

Our common stock has experienced, and may continue to experience, price volatility, which could result in substantial losses for investors in the common stock, including holders of any shares of common stock issued on conversion of, or as payment of dividends on, our Mandatory Convertible Preferred Stock.

Our common stock has at times experienced substantial price volatility as a result of many factors, including the general volatility of stock market prices and volumes, changes in securities analysts’ estimates of our financial performance, further downgrades in our credit ratings, variations between our actual and anticipated financial results, fluctuations in order or backlog levels, or uncertainty about current global economic conditions. For these reasons, among others, the price of our common stock may continue to fluctuate. In addition, if the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and be a distraction to management.

We have broad discretion in the use of the net proceeds from this offering and the Common Stock Offering, if completed.

We expect the net proceeds from this offering to be approximately $    billion (or approximately $     billion if the underwriters exercise in full their over-allotment option to purchase additional Depositary Shares) after deducting the underwriting discounts and our estimated offering expenses payable by us. We estimate that the net proceeds to us from the Common Stock Offering, if completed, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $     billion (or approximately $     billion if the underwriters of the Common Stock Offering exercise in full their option to purchase additional common stock). Our management will have considerable discretion in the application of net proceeds from this offering and the Common Stock Offering, if completed, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree. The failure of our management to use these funds effectively could harm our business.

The Common Stock Offering and future sales or other dilution of our common stock could dilute our existing shareholders or otherwise depress the market price of our common stock.

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 90,000,000 shares of our common stock and up to an additional 13,500,000 shares of our common stock that the underwriters of the Common Stock Offering have the option, exercisable within 30 days from the date of the prospectus supplement for the Common Stock Offering, to purchase from us. The closing of this offering is not conditioned upon the closing of the Common Stock Offering, and the closing of the Common Stock Offering is not conditioned upon the closing of this offering, so it is possible that this offering occurs and the Common Stock Offering does not occur, and vice versa. We cannot assure you that the Common Stock Offering will be completed on the terms described herein, or at all.

The Common Stock Offering, if completed, and future sales of our common stock in the public market, or the perception that such sales could occur, or the conversion of our Mandatory Convertible Preferred Stock, or the payment of dividends on our Mandatory Convertible Preferred Stock in the form of our common stock or the perception that such conversions or dividends could occur, could negatively impact the market price of our common stock. Future sales or issuances of our common stock or other equity-related securities, including in connection with our pending acquisition of Spirit, could be dilutive to holders of Depositary Shares, including purchasers of Depositary Shares in this offering and holders of any shares of common stock issued on conversion of, or as payment of dividends on, our Mandatory Convertible Preferred Stock, and could adversely affect their voting and other rights and economic interests, and could have a similar impact with respect to our Mandatory Convertible Preferred Stock. If we issue additional shares of common stock, the price of our common stock may decline. We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that the Common Stock Offering, the issuance of the Mandatory Convertible Preferred Stock, and future sales and issuances of our common stock and other securities would have on the market price of our common stock.

In addition, the existence of the Mandatory Convertible Preferred Stock may encourage short selling by market participants because the conversion of the Mandatory Convertible Preferred Stock could be used to satisfy short positions, or anticipated conversion of the Mandatory Convertible Preferred Stock into shares of common stock could depress the price of our common stock. The sale or the availability for sale of a large number of shares of common stock in the public market could cause the market price of our common stock to decline.

The Mandatory Convertible Preferred Stock and the Depositary Shares may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Mandatory Convertible Preferred Stock and the Depositary Shares, if and when issued. The market price of our common stock could become more volatile and could be depressed by: (1) investors’ anticipation of the potential resale in the market of a substantial number of additional shares of common stock received upon conversion of the Mandatory Convertible Preferred Stock (and, correspondingly, the Depositary Shares); (2) possible sales of our common stock by investors who view the Depositary Shares as a more attractive means of equity participation in us than owning shares of common stock; and (3) hedging or arbitrage trading activity that we expect to develop involving the Depositary Shares and our common stock.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock with respect to dividends and amounts payable in the event of our liquidation, winding-up or dissolution.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, winding-up or dissolution. This means that, unless accumulated dividends have been paid or set aside for payment on all our outstanding Mandatory Convertible Preferred Stock through the most recently completed dividend period, no dividends may be declared or paid on our common stock subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, winding-up or dissolution, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our Mandatory Convertible Preferred Stock a liquidation preference equal to $1,000 per share plus accumulated and unpaid dividends.

Risks Related to Our Business and Operations

Some of our and our suppliers’ workforces are represented by labor unions. Work stoppages by our employees are currently adversely affecting our business, financial condition, results of operations and/or cash flows. Future work stoppages by our or our suppliers’ employees could also adversely impact our business.

Approximately 57,000 employees, which constitute 33% of our total workforce, were union represented as of December 31, 2023 under collective bargaining agreements with varying durations and expiration dates. On September 12, 2024, our contract with the International Association of Machinists and Aerospace Workers District 751 (“IAM 751”), which represents over 30,000 Boeing manufacturing employees primarily located in Washington state, expired and 96% of IAM 751 members voted to initiate a strike. On October 23, 2024, 64% of IAM 751 members voted to reject our most recent offer and continue the strike. While we continue to engage in contract negotiations with IAM 751, we currently are unable to predict the duration of the strike, which began on September 13, 2024. As a result of the strike, production of our commercial aircraft, other than the 787 production in Charleston, and certain of our Defense, Space & Security products has halted, adversely impacting our business and financial position. This work stoppage has had and is expected to continue to have negative impacts on our key suppliers and customers. If we are unable to successfully negotiate a new contract with IAM 751 consistent with our assumptions and the strike continues for a prolonged period, our financial position, results of operations and cash flows would continue to be adversely impacted. Specifically, we expect further significant negative operating cash flows in this quarter and in future quarters until IAM 751 employees return to work, production resumes and deliveries ramp up. Furthermore, this work stoppage and the actions we have taken in response to the strike to help preserve our financial condition, including planned workforce reductions, furloughs, hiring freezes and pausing the issuance of certain supplier purchase orders, could negatively impact our ability to achieve our strategic objectives and to maintain our investment-grade credit rating.

We may experience additional work stoppages in the future, which could adversely affect our business. We currently have in the U.S. 9 unions with 27 independent agreements and internationally 17 employee representative bodies, and we cannot predict how stable our union relationships will be or whether we will be able to meet the unions’ requirements. The unions may also limit our flexibility in managing our workforce and operations. Union actions at suppliers can also affect us. Current and future work stoppages and instability in our union relationships could delay the production and/or development of our products, which could strain relationships with customers and result in lower revenues.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $    billion (or approximately $     billion if the underwriters exercise in full their over-allotment option to purchase additional Depositary Shares), after deducting the underwriting discounts and our estimated offering expenses totaling approximately $     million.

In addition, concurrently with this offering, we are offering 90,000,000 shares of our common stock (or 103,500,000 shares of our common stock if the underwriters of the Common Stock Offering exercise in full their option to purchase additional common stock) in an underwritten offering pursuant to a separate prospectus supplement. We estimate that the net proceeds to us from the Common Stock Offering, if completed, after deducting underwriting discounts and commissions and estimated expenses payable by us, will be approximately $     billion (or approximately $     billion if the underwriters of the Common Stock Offering exercise in full their option to purchase additional common stock).

The net proceeds from this offering and the Common Stock Offering, if completed, will reduce the availability of borrowings on a dollar-for-dollar basis under our $10 billion supplemental credit agreement that we entered into on October 14, 2024 with the lenders party thereto, Citibank, N.A., as administrative agent, BofA Securities, Inc., Goldman Sachs Lending Partners LLC and JPMorgan Chase Bank, N.A., as co-syndication agents, and BofA Securities, Inc., Citibank, N.A., Goldman Sachs Lending Partners LLC and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners. As a result, we expect that upon the closing of the Common Stock Offering, such supplemental credit agreement will be terminated.

We intend to use the net proceeds from this offering and the Common Stock Offering, if completed, for general corporate purposes. General corporate purposes may include, among other things, repayment of debt, additions to working capital, capital expenditures, and funding and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

CONCURRENT COMMON STOCK OFFERING

Concurrently with this offering, we are also making a public offering of 90,000,000 shares of our common stock in the Common Stock Offering (or 103,500,000 shares of our common stock if the underwriters of the Common Stock Offering exercise in full their option to purchase additional common stock) pursuant to a separate prospectus supplement. The closing of this offering is not conditioned upon the closing of the Common Stock Offering, and the closing of the Common Stock Offering is not conditioned upon the closing of this offering, so it is possible that this offering occurs and the Common Stock Offering does not occur, and vice versa. We cannot assure you that the Common Stock Offering will be completed on the terms described herein, or at all. Nothing contained herein shall constitute an offer to sell or a solicitation of an offer to buy our common stock. The underwriters of this offering are also underwriters in the Common Stock Offering.

See the section titled “Use of Proceeds” for additional information regarding the use of proceeds from the Common Stock Offering.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a summary of certain terms of our  % Series A Mandatory Convertible Preferred Stock, par value $1.00 per share, which we refer to in this prospectus supplement as our Mandatory Convertible Preferred Stock, but is not necessarily complete. The following summary supplements and, to the extent that it is inconsistent, replaces, the description of our preferred stock in the accompanying prospectus.

A copy of our Amended and Restated Certificate of Incorporation, as well as the certificate of designations for the Mandatory Convertible Preferred Stock and the form of Mandatory Convertible Preferred Stock share certificate, are available upon request from us at the address set forth under the section titled “Where You Can Find More Information” in the accompanying prospectus. The following summary of the terms of the Mandatory Convertible Preferred Stock is subject to, and qualified in its entirety by reference to, the provisions of such documents.

The bank depositary will initially be the sole holder of our Mandatory Convertible Preferred Stock. However, the holders of Depositary Shares will be entitled, through the bank depositary, to exercise the rights, preferences, privileges and voting powers of the holders of our Mandatory Convertible Preferred Stock, subject to the terms of the deposit agreement and as described under the section titled “Description of Depositary Shares” below. Each Depositary Share represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock.

As used in this section, the terms “Boeing,” “us,” “we” or “our” refer to The Boeing Company and not any of its subsidiaries.

General

Under our Amended and Restated Certificate of Incorporation, our board of directors is authorized, without further shareholder action, to issue up to 20,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such voting powers (if any), designations, preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We currently do not have any shares of preferred stock outstanding. At the consummation of this offering, we will issue 5,000,000 shares of Mandatory Convertible Preferred Stock in the form of 100,000,000 Depositary Shares. In addition, we have granted the underwriters an option to purchase up to 15,000,000 additional Depositary Shares representing 750,000 shares of our Mandatory Convertible Preferred Stock, in accordance with the procedures set forth under the section titled “Underwriting.”

When issued, the Mandatory Convertible Preferred Stock and any common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock will have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or other securities of Boeing of any class. Computershare Trust Company, N.A. is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

We do not intend to list our Mandatory Convertible Preferred Stock on any securities exchange or any automated dealer quotation system, but we do intend to apply to list the Depositary Shares on the New York Stock Exchange as described under the section titled “Description of Depositary Shares—Listing.”

Ranking

The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable, ranks:

•

senior to (i) our common stock and (ii) each other class or series of capital stock issued after the initial issue date the terms of which do not expressly provide that such capital stock ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•

on a parity with any class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•

junior to each other class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness.

In addition, the Mandatory Convertible Preferred Stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

At September 30, 2024, we had $56.9 billion of outstanding senior unsecured indebtedness.

Dividends

Subject to the rights of holders of any class of capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, holders of shares of Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of  % on the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock (equivalent to $    per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by our board of directors (or an authorized committee thereof) in its sole discretion (subject to the limitations described below). See the section titled “—Method of Payment of Dividends.” Declared dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on January 15, April 15, July 15 and October 15 of each year to, and including, October 15, 2027, commencing on, and including, January 15, 2025 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of our Mandatory Convertible Preferred Stock and will end on, and exclude, the January 15, 2025 dividend payment date. The amount of dividends payable on each share of Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the first dividend period, assuming the initial issue date is October  , 2024, will be approximately $    per share (based on the annual dividend rate of  % and a liquidation preference of $1,000 per share) and will be payable, when, as and if declared, on January 15, 2025. The dividend on the Mandatory Convertible Preferred Stock for each subsequent full dividend period, when, as and if declared, will be approximately $     per share (based on the annual dividend rate of  % and a liquidation preference of $1,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum or number of shares of common stock set apart for the payment of dividends upon, any outstanding share of the Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Mandatory Convertible Preferred Stock may be limited by the terms of any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See the section titled “Risk Factors—Risks Related to this Offering and Ownership of the Depositary Shares and the Mandatory Convertible Preferred Stock—Our ability to pay dividends on our Mandatory Convertible Preferred Stock may be limited.”

So long as any share of the Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of junior stock, and no common stock or other junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to: (i) a dividend payable on any common stock or other junior stock in shares of any common stock or other junior stock; (ii) the acquisition of shares of any common stock or other junior stock in exchange for, or a purchase, redemption or other acquisition for value of shares of any common stock or other junior stock with the proceeds of a substantially concurrent sale of, shares of any common stock or other junior stock and the payment of cash in lieu of any fractional share; (iii) purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into such shares of common stock or other junior stock; (iv) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of our or our subsidiaries’ employees, officers, directors, consultants or independent contractors, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards and the payment of cash in lieu of any fractional share; (v) any dividends or distributions of rights or common stock or other junior stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan, and the payment of cash in lieu of fractional shares; (vi) purchases of junior stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect before the initial issue date; (vii) the acquisition by us or any of our subsidiaries of record ownership in common stock or other junior stock or parity stock or on behalf of any other persons (other than us or any of our subsidiaries) that is a beneficial owner thereof, including as trustees or custodians; (viii) the exchange or conversion or reclassification of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation preference) and the payment of cash in lieu of fractional shares; or (ix) the settlement of any convertible note hedge transactions or capped call transactions entered into in connection with the issuance, by us or any of our subsidiaries, of any debt securities that are convertible into, or exchangeable for, our common stock (or into or for any combination of cash and our common stock based on the value of our common stock), provided such convertible note hedge transactions or capped call transactions, as applicable, are on customary terms and were entered into either (x) before the initial issue date or (y) in compliance with the foregoing provision.

When dividends on shares of the Mandatory Convertible Preferred Stock have not been paid in full on any dividend payment date or declared and a sum or number of shares of common stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the Mandatory Convertible Preferred Stock and each such other class or series of parity stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the Mandatory Convertible Preferred Stock and such class or series of parity stock (which dollar amount will, if dividends on such class or series of parity stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof) (subject to their having been declared by the board of directors, or an authorized committee thereof, out of legally available funds) bear to each other immediately prior to the payment of such dividends, in proportion to their respective liquidation preferences; provided that any unpaid dividends will continue to accumulate.

For the avoidance of doubt, the provisions described in this section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any junior stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the board of directors, or an authorized committee thereof, may be declared and paid on any securities, including common stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

If we (or an applicable withholding agent) are required to withhold on distributions of common stock to a holder (see the section titled “Material United States Federal Income Tax Consequences”) and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period), as determined by our board of directors (or an authorized committee thereof) in its sole discretion:

•	by paying cash;

•	by delivering shares of our common stock; or

•	through any combination of paying cash and delivering shares of our common stock.

We will make each payment of a declared dividend on the Mandatory Convertible Preferred Stock in cash, except to the extent we timely elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in common stock, on the earlier of the date we declare such dividend and the tenth scheduled trading day (as defined below) immediately preceding the dividend payment date for such dividend.

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined below) of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%.

No fractional shares of common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in respect of dividends. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the five-day average price.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not, and have not been within the three months preceding, “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on the New York Stock Exchange (or if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed).

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the amount of such declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash divided by $     , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below under the section titled “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

No Redemption

We may not redeem the Mandatory Convertible Preferred Stock. However, at our option, we may purchase the Mandatory Convertible Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of the Mandatory Convertible Preferred Stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our shareholders, after satisfaction of liabilities owed to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends of the Mandatory Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations for our Mandatory Convertible Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Mandatory Convertible Preferred Stock do not have voting rights other than those described below, except as specifically required by Delaware law.

Whenever dividends on any shares of Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, January 15, 2025), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at our next special or annual meeting of shareholders to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate (x) the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors or (y) the portion of our Corporate Governance Principles and Director Independence Standards, each as in effect on the date of this prospectus supplement, that requires us to have at least 75% independent directors; provided further that our board of directors shall at no time include more than two preferred stock directors. In the event of a nonpayment, we will increase the number of directors on our board of directors by two, and the new directors will be elected at an annual or special meeting of shareholders called by our board of directors, subject to its fiduciary duties, at the request of the holders of at least 25% of the shares of Mandatory Convertible Preferred Stock or of any other series of voting preferred stock (provided that if such request is not received at least 90 calendar days before the date fixed for the next annual or special meeting of shareholders, such election shall be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting, so long as the holders of Mandatory Convertible Preferred Stock continue to have such voting rights.

As used in this prospectus supplement, “voting preferred stock” means any class or series of our parity stock upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time with or without cause by the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate (x) the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors or (y) the portion of our Corporate Governance Principles and Director Independence Standards, each as in effect on the date of this prospectus supplement, that requires us to have at least 75% independent directors.

So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Mandatory Convertible Preferred Stock given in person or by proxy, either in writing or at a meeting:

•	authorize or create, or increase the authorized amount of, any senior stock; or

•

amend, alter or repeal the provisions of our Amended and Restated Certificate of Incorporation or the certificate of designations for the shares of Mandatory Convertible Preferred Stock so as to materially and adversely affect the rights, preferences, privileges or voting powers of the shares of Mandatory Convertible Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the shares of Mandatory Convertible Preferred Stock or a merger or consolidation of us with or into another entity, unless either (i) the shares of Mandatory Convertible Preferred Stock remain outstanding and have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole, or (ii) in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares of Mandatory Convertible Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such preference securities have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the amount of authorized or issued shares of Mandatory Convertible Preferred Stock, (3) the creation and issuance, or an increase in the authorized or issued amount, of any series of junior stock or any other series of parity stock and (4) the application of the provisions described below under the section titled “—Recapitalizations, Reclassifications and Changes in our Common Stock,” will in each case be deemed not to materially and adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of holders of the Mandatory Convertible Preferred Stock.

Without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement, or repeal any terms of the Mandatory Convertible Preferred Stock by amending or supplementing our Amended and Restated Certificate of Incorporation, the certificate of designations or any stock certificate representing shares of the Mandatory Convertible Preferred Stock for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of the certificate of designations for the Mandatory Convertible Preferred Stock and that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock; or

•	to make any other change that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock (other than any holder that consents to such change).

In addition, without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock to (x) conform the terms of the Mandatory Convertible Preferred Stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Mandatory Convertible Preferred Stock” section of the preliminary prospectus supplement for the Mandatory Convertible Preferred Stock, as further supplemented and/or amended by the related pricing term sheet or (y) file a certificate of correction with respect to the certificate of designations for the Mandatory Convertible Preferred Stock to the extent permitted by Section 103(f) of the Delaware General Corporation Law.

Mandatory Conversion

Each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on the mandatory conversion date, into a number of shares of common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on October 15, 2027, we will pay such dividend to the holders of record as of October 1, 2027, as described above under the section titled “—Dividends.” If on or prior to October 1, 2027 we have not declared all or any portion of all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock through October 15, 2027, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price (calculated as if the applicable dividend payment date were October 15, 2027). To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of such five-day average price, we will, if we are legally able to do so, pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of Mandatory Convertible Preferred Stock on the mandatory conversion date (excluding any shares of our common stock issued in respect of accumulated but unpaid dividends, if any), will be as follows:

•

if the applicable market value of our common stock is greater than the “threshold appreciation price,” then the conversion rate will be      shares of common stock per share of Mandatory Convertible Preferred Stock (the “minimum conversion rate”), which is approximately equal to $1,000 divided by the threshold appreciation price;

•

if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than the “initial price,” then the conversion rate will be equal to $1,000 divided by the applicable market value of our common stock, rounded to the nearest ten-thousandth of a share, which will be between      and      shares of common stock per share of Mandatory Convertible Preferred Stock; or

•

if the applicable market value of our common stock is less than the initial price, then the conversion rate will be      shares of common stock per share of Mandatory Convertible Preferred Stock (the “maximum conversion rate”), which is approximately equal to $1,000 divided by the initial price.

The “initial price” equals $1,000, divided by the maximum conversion rate, rounded to the nearest $0.0001, and is initially approximately equal to the per share public offering price of our common stock in the Common Stock Offering (or, if the Common Stock Offering does not price, the closing price of our common stock on October    , 2024).

The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately  % appreciation over the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates and the applicable market value are each subject to adjustment as described under the section titled “—Anti-dilution Adjustments” below.

Hypothetical conversion values upon mandatory conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our Mandatory Convertible Preferred Stock would receive upon mandatory conversion of one share of Mandatory Convertible Preferred Stock at various applicable market values for our common stock. The table assumes that there will be no conversion rate adjustments as described below under the section titled “—Anti-dilution Adjustments” and that dividends on the shares of Mandatory Convertible Preferred Stock will be declared and paid in cash. The actual applicable market value of shares of our common stock may differ from those set forth in the table below. Given an initial price of $     and a threshold appreciation price of $    , a holder of our Mandatory Convertible Preferred Stock would receive on the mandatory conversion date the number of shares of our common stock per share of our Mandatory Convertible Preferred Stock set forth below:

Applicable Market Value of Our Common Stock	Number of Shares of our Common Stock to Be Received Upon Conversion	Conversion Value (Applicable Market Value Multiplied by the Number of Shares of Our Common Stock to Be Received Upon Conversion)
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be greater than the $1,000 liquidation preference of the share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value for our common stock is greater than or equal to the initial price and less than or equal to the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be equal to the $1,000 liquidation preference of the share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be less than the $1,000 liquidation preference of the share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock.

Definitions

“Applicable market value” means the average VWAP per share of our common stock over the final averaging period.

“Final averaging period” means the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding October 15, 2027.

“Mandatory conversion date” means the second business day immediately following the last trading day of the final averaging period. The “mandatory conversion date” is expected to be October 15, 2027.

“Trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “BA <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time (or, if the scheduled close of trading of the primary session for the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading on such trading day is earlier, such earlier scheduled close of trading), on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each trading day in such period.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below under the section titled “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of the Mandatory Convertible Preferred Stock have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at any time prior to October 15, 2027, into shares of our common stock at the minimum conversion rate, subject to adjustment as described under the section titled “—Anti-dilution Adjustments” below.

If as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or prior to the dividend payment date immediately preceding such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the second trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the Mandatory Convertible Preferred Stock pursuant to this “—Conversion at the Option of the Holder” section, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described under “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

If a fundamental change (as defined below) occurs on or prior to October 15, 2027, holders of the Mandatory Convertible Preferred Stock will have the right (the “fundamental change early conversion right”) to: (i) convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), into shares of common stock at the fundamental change conversion rate described below; (ii) with respect to such converted shares, receive an amount equal to the present value, as of the effective date (as defined below), calculated using a discount rate of  % per annum, of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (iii) with respect to such converted shares, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount, receive payment of the accumulated dividend amount (clauses (ii) and (iii), together, the “make-whole dividend amount”), in the case of clauses (ii) and (iii), subject to our right to deliver shares of our common stock in lieu of all or part of such amounts as described under the section titled “—Make-whole dividend amount” below; provided that, if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described under the section titled “—Dividends,” such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

To exercise the fundamental change early conversion right, holders must submit their shares of the Mandatory Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is the earlier of (a) 20 calendar days after the effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change) and (b) October 15, 2027. For the avoidance of doubt, the fundamental change conversion period may not end on a date that is later than October 15, 2027. Holders of Mandatory Convertible Preferred Stock who submit their shares for conversion during the fundamental change conversion period will have such shares converted at the conversion rate specified in the table below (the “fundamental change conversion rate”) and will be entitled to receive the make-whole dividend amount. Holders of Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of Mandatory Convertible Preferred Stock at the fundamental change conversion rate or to receive the make-whole dividend amount.

We will notify holders of the effective date of a fundamental change no later than the second business day following such effective date.

A “fundamental change” will be deemed to have occurred at the time any of the following occurs after the initial issue date of the Mandatory Convertible Preferred Stock:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit or incentive plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such “person” or “group” has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock or we otherwise become aware of such beneficial ownership;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change only in par value or changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, or would represent solely the right to receive, stock, other securities, other property or assets (including cash); (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets (including cash); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; or

(3) our common stock (or other common stock comprising all or part of the exchange property) ceases to be listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by all of our common shareholders, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Mandatory Convertible Preferred Stock becomes convertible into or exchangeable for such consideration, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights.

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change conversion period (or, if none, on the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

Fundamental change conversion rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If all holders of our common stock receive only cash in exchange for their common stock in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the relevant fundamental change.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our Mandatory Convertible Preferred Stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth under the section titled “—Anti-dilution Adjustments.”

The following table sets forth the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock for each stock price and effective date set forth below.

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$
October , 2024
October 15, 2025
October 15, 2026
October 15, 2027

The exact stock price and effective date may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•

if the stock price is in excess of $     per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate; and

•

if the stock price is less than $     per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate.

Make-whole dividend amount

For any shares of Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, subject to the limitations described below, we may pay the make-whole dividend amount, determined in our sole discretion:

•	by paying cash;

•	by delivering shares of our common stock; or

•	through any combination of paying cash and delivering shares of our common stock.

We will pay the make-whole dividend amount in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments by delivering shares of our common stock. If we elect to make any payment of the make-whole dividend amount, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the stock price.

No fractional shares of common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in respect of the make-whole dividend amount. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of common stock based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

Notwithstanding the foregoing, with respect to any conversion of Mandatory Convertible Preferred Stock during the fundamental change conversion period, in no event will the number of shares of our common stock that we deliver in lieu of paying all or any portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of common stock, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the portion of the make-whole dividend amount as to which we have elected to deliver shares of common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the stock price, we will, if we are legally able to do so, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, the fundamental change conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the stock price, we will not have any obligation to pay the shortfall in cash.

Not later than the second business day following the effective date of a fundamental change, we will notify holders of:

•	the fundamental change conversion rate;

•

the fundamental change dividend make-whole amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock; and

•

the accumulated dividend amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock.

Our obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon mandatory conversion

Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of common stock on the mandatory conversion date. The person or persons entitled to receive the shares of common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided under the section titled “—Anti-dilution Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and holders of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Upon early conversion

If a holder elects to convert its shares of Mandatory Convertible Preferred Stock prior to October 15, 2027, in the manner described under the section titled “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” such holder must observe the conversion procedures set forth below.

If such holder holds a beneficial interest in a global share of Mandatory Convertible Preferred Stock, to convert its shares of Mandatory Convertible Preferred Stock early, such holder must deliver to The Depository Trust Company (“DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if such holder’s shares of Mandatory Convertible Preferred Stock are held in certificated form, such holder must comply with certain procedures set forth in the certificate of designations.

The conversion date will be the date on which the converting holder has satisfied the foregoing requirements; provided that, for the avoidance of doubt, in no event may such conversion date occur after October 15, 2027. A holder that early converts its shares of Mandatory Convertible Preferred Stock will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its early conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of such holder. Shares of common stock will be issued and delivered and payment by us of any cash to which the converting holder is entitled will be made only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and such shares of common stock will be issued, and the payment by us of such cash to which the converting holder is entitled will be made, in each case, on the later of the second business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and a holder of shares of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Fractional shares

No fractional shares of common stock will be issued to holders of our Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of our Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the relevant conversion date.

If more than one share of our Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our Mandatory Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1)	We issue common stock to all or substantially all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect immediately prior to 5:00 p.m.,

New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•

the numerator of which is the sum of (x) the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (y) the total number of shares of our common stock constituting such dividend or other distribution, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination.

Any increase made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

(2)

We issue to all or substantially all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a shareholders’ rights plan, customary dividend reinvestment plan or customary share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days after the announcement date of such issuance, to subscribe for or purchase our shares of common stock at less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•

the numerator of which is the sum of (x) the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (y) the number of shares of our common stock issuable pursuant to such rights or warrants, and

•

the denominator of which shall be the sum of (i) the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of common stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants, divided by the current market price of our common stock.

Any increase made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the current market price, and in determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received by us for such rights or warrants and the amount payable to us upon exercise or conversion thereof, the value of such consideration (if other than cash) to be determined by our board of directors, or an authorized committee thereof. For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights or warrants in respect of shares of common stock held in treasury.

(3)

We subdivide or combine our common stock, in which event each fixed conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(4)

We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock (other than rights issued pursuant to a shareholders’ rights plan so long as such rights have not separated from the common stock), cash or other assets, excluding:

•	any dividend or distribution as to which an adjustment was effected pursuant to clause (1) above;

•	any rights or warrants as to which an adjustment was effected pursuant to clause (2) above;

•	any dividend or distribution as to which the provisions set forth in clause (5) below shall apply; and

•	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•

the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, on the ex-date of such distribution, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets so distributed applicable to one share of our common stock.

Any increase made pursuant to the preceding paragraph will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared.

In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-date of such distribution will be multiplied by a fraction:

•

the numerator of which is the sum of the current market price of our common stock and the current market price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock, and

•	the denominator of which is the current market price of our common stock.

Any increase made pursuant to the preceding paragraph shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 9:00 a.m., New York City time, on the ex-date of such distribution. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. Because we will make any increase to each fixed conversion rate pursuant to the preceding paragraph with retroactive effect, we will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of our common stock issuable upon such conversion occurs during the period for determining the current market price pursuant to the preceding paragraph until the second business day immediately following the last trading day of such period.

(5)	We make a dividend or distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

•	any cash that is distributed in exchange for our common stock in a reorganization event (as described below),

•	any dividend or distribution in connection with our liquidation, winding-up or dissolution, and

•	any consideration payable as part of a tender or exchange offer covered by clause (6),

in which event, each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the amount per share of our common stock of such dividend or distribution.

Any increase made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such dividend or distribution. In the event that any dividend or distribution described in this clause (5) is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate which would then be in effect if such dividend or distribution had not been declared.

(6)

We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i) the aggregate cash and fair market value (as determined by our board of directors, or an authorized committee thereof) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

(ii) the product of:

1.	the current market price of our common stock; and

2.

the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer), and

•	the denominator of which shall be equal to the product of:

(i) the current market price of our common stock; and

(ii) the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer).

Any increase made pursuant to this clause (6) shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be decreased to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). Because we will make any increase to each fixed conversion rate pursuant to this clause (6) with retroactive effect, we will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of our common stock issuable upon such conversion occurs during the period for determining the current market price pursuant to this clause (6) until the second business day immediately following the last trading day of such period.

In cases where (i) the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets distributed per share of our common stock as to which clause (4) above applies (except with respect to a spin-off), or (ii) the amount of cash distributed per share of our common stock as to which clause (5) above applies, in each case, equals or exceeds the average VWAP per share of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the Mandatory Convertible Preferred Stock will be entitled to receive (without having to convert their Mandatory Convertible Preferred Stock), at the same time and upon the same terms as holders of our common stock, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, as the case may be, comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the Mandatory Convertible Preferred Stock, a converting holder will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in the portion of clause (4) above not relating to a spin-off, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of our common stock, the rights described therein (unless such rights or warrants have separated from our common stock (in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in the portion of clause (4) above not relating to a spin-off, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights or warrants that would entitle such holder to an adjustment to the fixed conversion rates.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•

clause (2), clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the ten consecutive trading day period ending on, and including, (x) for purposes of clause (2) above, the trading day immediately preceding the announcement date of the relevant issuance and (y) for purposes of clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the trading day immediately preceding the ex-date of the relevant distribution;

•

clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of our common stock, capital stock or similar equity interest, as applicable (in the case of any capital stock or similar equity interest, determined by reference to the definition of “VWAP” as if references therein to our common stock were to such capital stock or similar equity interest), is the average VWAP per share over the first ten consecutive trading days commencing on, and including, the ex-date of such distribution; and

•

clause (6) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the ten consecutive trading day period commencing on, and including, the trading day immediately following the expiration date of the relevant tender or exchange offer.

The term “ex-date,” when used with respect to any issuance, dividend or distribution, means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

In addition, we may make such increases in each fixed conversion rate as we deem advisable if our board of directors, or an authorized committee thereof, determines that such increase would be in our best interest or in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, beneficial owners of the Depositary Shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, Non-U.S. Holders (as defined in the section titled “Material United States Federal Income Tax Consequences”) of the Depositary Shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See the section titled “Material United States Federal Income Tax Consequences.”

If we (or an applicable withholding agent) are required to withhold on constructive distributions to a holder (see the section titled “Material United States Federal Income Tax Consequences”) and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the first trading day of the final averaging period, no adjustment to a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates (x) on any early conversion date (including in connection with a fundamental change); (y) on the effective date of any fundamental change; and (z) on each trading day of the final averaging period.

No adjustments to the fixed conversion rates will be made if holders may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment without having to convert their Mandatory Convertible Preferred Stock and as if they held, for each share of Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.

The fixed conversion rates will not be adjusted except as provided above. Without limiting the foregoing, the fixed conversion rates will not be adjusted:

(a)

upon the issuance of any common stock (or rights with respect thereto) pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b)

upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

(c)

upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Mandatory Convertible Preferred Stock were first issued;

(d)	for a change solely in the par value of our common stock;

(e)

for sales of our common stock for cash, including the sale of shares of our common stock for a purchase price that is less than the applicable market price per share of our common stock or less than the initial price or the threshold appreciation price, other than in a transaction described in clause (2) or clause (4) above;

(f)	for stock repurchases that are not tender or exchange offers, including pursuant to structured or derivative transactions;

(g)	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;

(h)	as a result of a third-party tender or exchange offer, other than a tender or exchange offer by one of our subsidiaries as described in clause (6) above; or

(i)

for accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, except as described above under the section titled “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

We will, as soon as practicable after the fixed conversion rates are adjusted, provide or cause to be provided written notice of the adjustment to the holders of shares of Mandatory Convertible Preferred Stock. We will also upon written request by a beneficial owner of the Depositary Shares deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the floor price. For the avoidance of doubt, if an adjustment is made to the fixed conversion rates, no separate inversely proportionate adjustment will be made to the initial price or the threshold appreciation price because the initial price is equal to $1,000 divided by the maximum conversion rate (as adjusted in the manner described herein) and the threshold appreciation price is equal to $1,000 divided by the minimum conversion rate (as adjusted in the manner described herein).

Whenever any provision of the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock requires us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price, as the case may be) to account for any adjustments to the fixed conversion rates that become effective, or any event that would require such an adjustment if the record date, ex-date, effective date or expiration date, as the case may be, of such event occurs, during the relevant period used to calculate such prices or values, as the case may be.

If:

•	the record date for a dividend or distribution on our common stock occurs after the end of the final averaging period and before the mandatory conversion date, and

•

that dividend or distribution would have resulted in an adjustment of the number of shares of our common stock issuable to the holders of Mandatory Convertible Preferred Stock had such record date occurred on or before the last trading day of the final averaging period, then we will deem the holders of Mandatory Convertible Preferred Stock to be holders of record, for each share of Mandatory Convertible Preferred Stock that they hold, of a number of shares of our common stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.

Recapitalizations, Reclassifications and Changes in our Common Stock

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our and our subsidiaries’ consolidated property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person or binding share exchange (other than in connection with a merger or consolidation),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of Mandatory Convertible Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock in such reorganization event. We will notify holders of the Mandatory Convertible Preferred Stock of such weighted average as soon as practicable after such determination is made. The number of units of exchange property we will deliver upon conversion of each share of Mandatory Convertible Preferred Stock or as a payment of dividends on the Mandatory Convertible Preferred Stock, as applicable, following the effective date of such reorganization event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder or conversion at the option of the holder upon a fundamental change and/or the description of the relevant dividend payment provisions, as applicable, were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date on which holders of the Mandatory Convertible Preferred Stock become holders of record of the underlying exchange property). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet of such definition is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors, or an authorized committee thereof, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the final averaging period of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors, or an authorized committee thereof), or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued common stock or shares of common stock held in treasury by us, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, free from any preemptive or other similar rights, the maximum number of shares of common stock as shall be issuable from time to time upon the conversion of all the shares of Mandatory Convertible Preferred Stock then outstanding (including, for the avoidance of doubt, the maximum additional conversion amount).

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for the Mandatory Convertible Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

We will deposit the shares of our Mandatory Convertible Preferred Stock, represented by the Depositary Shares offered hereby pursuant to a deposit agreement (the “deposit agreement”) among us, Computershare Trust Company, N.A. and Computershare Inc., acting as joint bank depositary (the “bank depositary”), and the holders from time to time of the Depositary Shares.

The following description is a summary of the material provisions of the Depositary Shares and the deposit agreement and does not purport to be complete. The terms of the Depositary Shares include those expressly set forth in the deposit agreement, and this summary is subject to and is qualified by reference to all the provisions of the Depositary Shares and the deposit agreement, including the definitions of certain terms used in the deposit agreement.

You may request a copy of the deposit agreement from us as described under the section titled “Where You Can Find More Information” in the accompanying prospectus. We urge you to read this document because it, and not this description, defines your rights as a holder of Depositary Shares.

For purposes of this description, references to “Boeing,” “we,” “our” and “us” refer only to The Boeing Company and not to its subsidiaries.

General

Each Depositary Share represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock and will initially be evidenced by a global security, as defined in and described under the section titled “—Book-entry, Settlement and Clearance” in this section. Subject to the terms of the deposit agreement, the Depositary Shares will be entitled to all rights, preferences, privileges and voting powers of our Mandatory Convertible Preferred Stock, as applicable, in proportion to the fraction of a share of our Mandatory Convertible Preferred Stock those Depositary Shares represent.

In this section, references to “holders” of Depositary Shares mean those who have Depositary Shares registered in their own names on the books maintained by the bank depositary and not indirect holders who will own beneficial interests in Depositary Shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of our Mandatory Convertible Preferred Stock. You should review the special considerations that apply to indirect holders as described under the section titled “—Book-entry, Settlement and Clearance” in this section.

Conversion

Because each Depositary Share represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock, a holder of Depositary Shares may elect to convert Depositary Shares only in lots of 20 Depositary Shares, either on an early conversion date at the minimum conversion rate of      shares of our common stock per Depositary Share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which our Mandatory Convertible Preferred Stock is convertible at the option of holders of Mandatory Convertible Preferred Stock, see the sections titled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” in this prospectus supplement.

The following table sets forth the fundamental change conversion rate per Depositary Share, subject to adjustment as described under the section titled “Description of Mandatory Convertible Preferred Stock—

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” based on the effective date of the fundamental change and the stock price in the fundamental change:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$
October , 2024
October 15, 2025
October 15, 2026
October 15, 2027

The exact stock price and effective date may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per Depositary Share will be determined by straight-line interpolation between the fundamental change conversion rates per Depositary Share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•

if the stock price is in excess of $ per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the minimum conversion rate, divided by 20; and

•

if the stock price is less than $ per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the maximum conversion rate, divided by 20.

On any conversion date for our Mandatory Convertible Preferred Stock, each Depositary Share corresponding to the shares of our Mandatory Convertible Preferred Stock so converted will be entitled to receive 1/20th of the number of shares of our common stock and the amount of any cash received by the bank depositary upon conversion of each share of our Mandatory Convertible Preferred Stock.

The following table illustrates the conversion rate per Depositary Share, subject to adjustment as described under the section titled “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” in this prospectus supplement, based on the applicable market value of our common stock:

Applicable market value of our common stock	Conversion rate per Depositary Share
Greater than the threshold appreciation price	shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between and shares of common stock, determined by dividing $50 by the applicable market value

Less than the initial price	shares of common stock

After delivery of our common stock by the transfer agent to the bank depositary following conversion of our Mandatory Convertible Preferred Stock, the bank depositary will transfer the proportional number of shares of our common stock to the holders of Depositary Shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of our common stock.

If we (or an applicable withholding agent) are required to withhold on distributions of common stock in respect of dividends in arrears or in respect of the net present value of future dividends to a holder (see the section titled “Material United States Federal Income Tax Consequences”) and pay the applicable withholding taxes, we may, at our option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of common stock payable to such holder.

Fractional Shares

No fractional shares of common stock will be issued to holders of our Depositary Shares upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of Depositary Shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

If more than one Depositary Share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Depositary Shares so surrendered for, or subject to, conversion.

Dividends and Other Distributions

Each dividend paid on a Depositary Share will be in an amount equal to 1/20th of the dividend paid on the related share of our Mandatory Convertible Preferred Stock. So long as our Depositary Shares are held of record by the nominee of DTC, declared cash dividends in respect of our Depositary Shares will be paid to DTC in same-day funds on each dividend payment date. DTC will credit accounts of its participants in accordance with DTC’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of our Depositary Shares in accordance with the instructions of such beneficial owners.

The bank depositary will deliver any cash or shares of common stock it receives in respect of dividends on our Mandatory Convertible Preferred Stock to the holders of the Depositary Shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding Depositary Shares held by such holders, on the date of receipt or as soon as practicable thereafter.

The dividend payable on the first dividend payment date, if declared, is expected to be $    per Depositary Share, and the dividend payable on each subsequent dividend payment date, if declared, is expected to be $     per Depositary Share.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for our Mandatory Convertible Preferred Stock.

No fractional shares of common stock will be delivered to the holders of our Depositary Shares in respect of dividends. Each holder that would otherwise be entitled to a fraction of a share of common stock will instead be entitled to receive a cash adjustment (computed to the nearest cent) based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date.

The amount paid as dividends or otherwise distributable by the bank depositary with respect to the Depositary Shares or the underlying Mandatory Convertible Preferred Stock will be reduced by any amounts required to be withheld by us or the bank depositary on account of taxes or other governmental charges. The bank depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of our Mandatory Convertible Preferred Stock until such taxes or other governmental charges are paid.

No Redemption

We may not redeem our Depositary Shares. However, at our option, we may purchase our Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.

Voting the Mandatory Convertible Preferred Stock

Because each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock, holders of depositary receipts will be entitled to 1/20th of a vote per share of Mandatory Convertible Preferred Stock under those circumstances in which holders of the Mandatory Convertible Preferred Stock are entitled to a vote, as described under the section titled “Description of Mandatory Convertible Preferred Stock—Voting Rights” in this prospectus supplement.

When the bank depositary receives notice of any meeting at which the holders of our Mandatory Convertible Preferred Stock are entitled to vote, the bank depositary will mail the notice to the record holders of the Depositary Shares relating to the Mandatory Convertible Preferred Stock. Each record holder of Depositary Shares on the record date (which will be the same date as the record date for our Mandatory Convertible Preferred Stock) may instruct the bank depositary as to how to vote the amount of our Mandatory Convertible Preferred Stock represented by such holder’s Depositary Shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such Depositary Shares in accordance with these instructions, and we will take all actions the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the Mandatory Convertible Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing our Mandatory Convertible Preferred Stock.

Modification, Amendment and Termination

Without the consent of the holders of the Depositary Shares, we may amend, alter or supplement the deposit agreement or any certificate representing the Depositary Shares for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to the Depositary Shares that is not inconsistent with the provisions of the deposit agreement and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares;

•	to make any change reasonably necessary, in our reasonable determination, to reflect each Depositary Share’s representation of 1/20th of a share of our Mandatory Convertible Preferred Stock;

•

to make any change reasonably necessary, in our reasonable determination, to comply with the procedures of the bank depositary and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares; or

•

to make any other change that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares (other than any holder that consents to such change).

In addition, without the consent of the holders of the Depositary Shares, we may amend, alter, supplement or repeal any terms of the Depositary Shares to conform the terms of the Depositary Shares to the description thereof in the accompanying prospectus as supplemented and/or amended by the section titled “Description of Depositary Shares” and the section titled “Description of Mandatory Convertible Preferred Stock,” as further supplemented and/or amended by the related pricing term sheet.

With the consent of the record holders of at least a majority of the aggregate number of Depositary Shares then outstanding, the Depositary Shares and any provisions of the deposit agreement may at any time and from time to time be amended, altered or supplemented by agreement between us and the bank depositary; provided that, without the consent of each record holder of an outstanding Depositary Share affected, no such amendment, alteration or supplement will:

•	reduce the number of Depositary Shares the record holders of which must consent to an amendment, alteration or supplement of the Depositary Shares or the deposit agreement;

•	reduce the amount payable or deliverable in respect of the Depositary Shares or extend the stated time for such payment or delivery;

•

impair the right, subject to certain requirements set forth in the deposit agreement, of any owner of Depositary Shares to surrender any receipt evidencing such Depositary Shares to the bank depositary with instructions to deliver to it the Mandatory Convertible Preferred Stock and all money and/or other property represented thereby;

•	change the currency in which payments in respect of the Depositary Shares or any receipt evidencing such Depositary Shares is made;

•

impair the right of any record holder of Depositary Shares to receive payments or deliveries on its Depositary Shares on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery;

•	make any change that materially and adversely affects the conversion rights of any record holder of Depositary Shares; or

•	make any change that materially and adversely affects the voting rights of any record holder of Depositary Shares.

The deposit agreement may be terminated by us or the bank depositary only if (a) all outstanding Depositary Shares have been cancelled, upon conversion of the Mandatory Convertible Preferred Stock or otherwise, or (b) there has been made a final distribution in respect of the Mandatory Convertible Preferred Stock in connection with any liquidation, winding-up or dissolution of us and such distribution shall have been distributed to the record holders of the depositary receipts pursuant to the deposit agreement.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the Mandatory Convertible Preferred Stock. Except as otherwise set forth in this “Description of Depositary Shares” section, holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of Mandatory Convertible Preferred Stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal Rights

A holder of 20 Depositary Shares may withdraw the share of our Mandatory Convertible Preferred Stock corresponding to such Depositary Shares, and any cash or other property represented by such Depositary Shares. A holder who withdraws shares of Mandatory Convertible Preferred Stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of our Mandatory Convertible Preferred Stock will not have the right under the deposit agreement to deposit such shares with the bank depositary in exchange for Depositary Shares.

Listing

We intend to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “BA.PRA”. No assurance can be given that our Depositary Shares will be listed or that any such application for listing will be approved. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the Depositary Shares representing fractional interests in the Mandatory Convertible Preferred Stock listed on the

New York Stock Exchange. Listing the Depositary Shares on the New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their Depositary Shares easily. We do not expect there will be any separate public trading market for the shares of the Mandatory Convertible Preferred Stock except as represented by the Depositary Shares.

Form and Notices

The Mandatory Convertible Preferred Stock will be issued in registered form to the bank depositary, and the Depositary Shares will be issued in book-entry only form through DTC prior to the conversion of the Mandatory Convertible Preferred Stock, as described under the section titled “—Book-entry, Settlement and Clearance” in this section. The bank depositary will forward to the holders of Depositary Shares all reports, notices and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of our Mandatory Convertible Preferred Stock.

Book-entry, Settlement and Clearance

The global security

The Depositary Shares will initially be represented by a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the bank depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

You may hold your interests in the global security through DTC, either as a participant in DTC or indirectly through organizations which are participants in DTC. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global security

All interests in the global security will be subject to the operations and procedures of DTC. We have obtained the information in this section or in the accompanying prospectus concerning DTC and its book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. Those systems could change their rules and procedures at any time.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for U.S. and non-U.S. equity, corporate and municipal debt issues and money market instruments that DTC’s participants, referred to as “direct DTC participants,” deposit with

DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of certificates. Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which is owned, in part, by a number of direct DTC participants. Indirect access to the DTC system is also available to others, referred to as “indirect DTC participants,” for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. DTC rules applicable to direct and indirect participants are on file with the SEC.

So long as DTC or its nominee is the registered owner of the global security, DTC or such nominee will be considered the sole owner and holder of the Depositary Shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities under the deposit agreement in definitive form and will not be considered the owners or holders of the securities under the deposit agreement, including for purposes of receiving any reports delivered by us or the bank depositary under the deposit agreement. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of securities under the deposit agreement.

Payments of dividends with respect to the Depositary Shares represented by the global security will be made by the bank depositary to DTC or its nominee, as the case may be, as the registered owner of the global security. Neither we nor the bank depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” The participants are responsible for the standing instructions and customary practices governing beneficial interests.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated securities

Individual certificates in respect of the Depositary Shares will be issued in exchange for the global security only if DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global security, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after we receive such notice from DTC or upon our becoming aware that DTC is no longer so registered.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is subject to, and is qualified in its entirety by reference to the provisions of our Amended and Restated Certificate of Incorporation (the “Charter”) and our by-laws, as amended and restated (the “By-Laws”). The total number of shares of capital stock authorized by the Charter is 1,220,000,000, consisting of 1,200,000,000 shares of common stock, par value $5.00 per share and 20,000,000 shares of preferred stock, par value $1.00 per share. Holders of common stock are entitled to receive such dividends as may be declared by Boeing’s Board of Directors out of legally available funds, and are entitled to share pro rata in any distributions to shareholders, subject to the preferences of any preferred stock which may be issued and to restrictions contained in agreements to which we are a party. No preemptive, conversion or redemption rights or sinking funds provisions are applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. All holders of the common stock are entitled to one vote per share on all matters to be voted on by Boeing shareholders, including the election of directors. Shareholders do not have cumulative voting rights in election of directors. The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at a shareholders’ meeting is required for shareholder action, except for (1) the election of directors, in which case a nominee shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (except in the case of a contested election in which case the candidates receiving the greatest number of votes are elected as directors) and (2) amendments to the provisions in the By-Laws related to compensation and removal of officers, which require the approval of a majority of the outstanding shares entitled to vote for the election of directors.

The Charter authorizes the Board of Directors, without any further approval, to (1) divide the preferred stock into series, (2) designate each such series, (3) fix and determine dividend rights, (4) determine the price, terms and conditions on which shares of preferred stock may be redeemed, (5) determine the amount payable to holders of preferred stock in the event of voluntary or involuntary liquidation, (6) determine any sinking fund provisions, and (7) establish any voting, preemption or conversion privileges.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences generally applicable, as of the date hereof, to the ownership and disposition of Depositary Shares, our Mandatory Convertible Preferred Stock, and our common stock into which our Mandatory Convertible Preferred Stock may be converted by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) that acquire Depositary Shares in this offering at the initial offering price. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the U.S Internal Revenue Service (“IRS”), each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this summary. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, and does not deal with taxes other than the federal income tax (such as estate and gift tax or Medicare contribution tax) or with non-U.S., state, local or other tax considerations. Special rules, not discussed here, may apply to certain holders, including: U.S. expatriates and certain former citizens or long-term residents of the United States, banks, regulated investment companies, real estate investment trusts, financial institutions, insurance companies, tax-exempt organizations or governmental organizations or agencies or instrumentalities thereof, traders, brokers or dealers in securities or currencies, traders that elect to mark-to-market their securities for U.S. federal income tax purposes, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons required to accelerate recognition of any item of gross income with respect to the Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock as a result of income being recognized on an applicable financial statement, U.S. Holders who hold Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock through a non-U.S. broker or other non-U.S. intermediary, entities treated as a partnership or other pass-through entity for U.S. federal income tax purposes (or investors in such a pass-through entity), persons subject to an alternative minimum tax, persons who acquired Depositary Shares, our Mandatory Convertible Preferred Stock or our common stock as compensation or pursuant to the exercise of any employee stock option, or persons who have acquired Depositary Shares, our Mandatory Convertible Preferred Stock or our common stock as part of a straddle, hedge, conversion transaction or other risk reducing strategy or other integrated investment, persons deemed to sell the Depositary Shares, our Mandatory Convertible Preferred Stock or our common stock under the constructive sale provisions of the Code, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, tax-qualified retirement plans, and persons who own, or are deemed to own, more than 5% of our common stock. Such holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. tax considerations that may be relevant to them. This summary applies only to holders who hold Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock that is for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock that is, for U.S. federal income tax purposes, a person (other than a partnership) that is not a U.S. Holder.

In the case of an entity that is classified as a partnership for U.S. federal income tax purposes that holds Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partner and the partnership. A prospective investor that is a partnership and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax considerations relating to the purchase, ownership, or disposition of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a holder of a Depositary Share should be treated for U.S. federal income tax purposes as holding the fraction of Mandatory Convertible Preferred Stock represented by the Depositary Share. Accordingly, a holder generally should not recognize income, gain, loss, or deductions upon a withdrawal of Depositary Shares for Mandatory Convertible Preferred Stock.

Each prospective investor is urged to consult its tax advisors concerning the particular U.S. federal, state, local, and non-U.S. income tax considerations and other tax considerations of the ownership and disposition of its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock.

Taxation of U.S. Holders

Distributions

Distributions of cash or property that we pay in respect of Depositary Shares, our Mandatory Convertible Preferred Stock or common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. Holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid to non-corporate U.S. Holders (including individuals) are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for non-corporate U.S. Holders (at a maximum tax rate of 20%), provided that the U.S. Holder receiving the dividend satisfies the applicable holding period and other requirements. To the extent any distribution exceeds our current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock (determined separately for each share) which will not be subject to tax, and thereafter will be treated as capital gain (and thus treated in the manner described in the section titled “—Dispositions” below).

Share Distributions

We may make distributions to holders of our Mandatory Convertible Preferred Stock, including holders of Depositary Shares, that are paid in shares of our common stock. While not free from doubt, these distributions should be treated for U.S. federal income tax purposes as if the holder received a distribution of cash in an amount equal to the fair market value of the distributed common stock on the date of the distribution and thus should generally be subject to the rules applicable to cash distributions (as discussed in the section titled

“—Distributions” above). Accordingly, a U.S. Holder may have a tax liability on account of such distributions in excess of the cash (if any) that is received. Because such distribution may not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) are required to pay backup withholding on behalf of a U.S. Holder (as further described below under the section titled “—Information Reporting and Backup Withholding”), the applicable withholding agent could withhold such taxes from shares of common stock or current or subsequent payments of cash to such U.S. Holder. A U.S. Holder’s initial tax basis in any common stock received as a distribution on the Mandatory Convertible Preferred Stock (or Depositary Shares) will generally equal the fair market value of the common stock on the date of the distribution, and the holding period for that common stock will begin on the day after the distribution.

Adjustments to the Conversion Rate

The conversion rate of the Mandatory Convertible Preferred Stock will be adjusted in certain circumstances. A U.S. Holder that holds our Mandatory Convertible Preferred Stock (or Depositary Shares) may be deemed to have received a constructive distribution if the adjustment has the effect of increasing the U.S. Holder’s proportionate interest in our assets or earnings and profits. In addition, the failure to make certain adjustments to the Mandatory Convertible Preferred Stock may cause a U.S. Holder of our common stock to be deemed to have received a constructive distribution from us, even though the U.S. Holder has not received any cash or property as a result of such adjustments. Such U.S. Holder would be subject to the rules discussed under the section titled “—Distributions” above. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Holder of the Mandatory Convertible Preferred Stock (or Depositary Shares), however, will generally not be considered to result in a deemed distribution to the U.S. Holder. Certain of the possible conversion rate adjustments provided in the terms of the Mandatory Convertible Preferred Stock (including adjustments in respect of taxable dividends paid to holders of common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If adjustments that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits and that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, U.S. Holders of Mandatory Convertible Preferred Stock (or Depositary Shares) may be deemed to have received a distribution even though they have not received any cash or property. Any such deemed distribution will generally be taxable to a U.S. Holder in the same manner as an actual distribution as described above under the section titled “—Distributions.” Because such distribution may not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) are required to pay backup withholding on behalf of a U.S. Holder (as further described below under the section titled “—Information Reporting and Backup Withholding”), the applicable withholding agent could withhold such taxes from shares of common stock or current or subsequent payments of cash to such U.S. Holder. Generally, a U.S. Holder’s adjusted tax basis in the Mandatory Convertible Preferred Stock (or Depositary Shares) will be increased to the extent any such constructive distribution is treated as a dividend.

The IRS has proposed U.S. Treasury regulations addressing the amount and timing of constructive distributions as well as obligations of withholding agents and filing and notice obligations of the issuers in respect of such constructive distributions. If adopted as proposed, the U.S. Treasury regulations would generally provide, among other things, that (i) the amount of a constructive distribution is the excess of the fair market value of the right to acquire common stock immediately after the conversion rate adjustment over the fair market value of the right to acquire common stock (determined immediately after the conversion rate adjustment) without the adjustment, and (ii) the constructive distribution occurs at the earlier of the date the adjustment occurs under the terms of the Mandatory Convertible Preferred Stock and the date of the actual distribution of cash or property that results in the constructive distribution. The preamble to the proposed U.S. Treasury regulations notes that the regulations, if finalized, would be effective for deemed distributions occurring on or after the date of adoption, but taxpayers and withholding agents may rely on the proposed U.S. Treasury regulations prior to that date under certain circumstances.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock could be characterized as an “extraordinary dividend” under the Code. If a corporate U.S. Holder receives an extraordinary dividend on stock it has held for two years or less before the dividend announcement date, such corporate U.S. Holder will generally be required to reduce its tax basis in its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock, as applicable, with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the corporate U.S. Holder’s tax basis in such stock, the excess is treated as taxable gain realized on the sale or other taxable disposition of the Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock and will be treated as described under the section titled “—Dispositions” below.

A non-corporate U.S. Holder will be required to treat any losses on the sale of its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock as long-term capital losses to the extent that any extraordinary dividends received by such non-corporate U.S. Holder would otherwise qualify as a dividend.

Conversion into Common Stock

Except as provided below, a U.S. Holder generally will not recognize gain or loss upon the conversion of the Mandatory Convertible Preferred Stock (or Depositary Shares) into shares of our common stock, except that (1) a U.S. Holder’s receipt of cash (if any) in respect of dividends in arrears or possibly accrued and unpaid dividends will be taxable as described under the section titled “—Distributions” above, (2) a U.S. Holder’s receipt of common stock (if any) in respect of dividends in arrears or possibly accrued and unpaid dividends will be taxable as described under the section titled “—Distributions” above as if the U.S. Holder had received cash in respect of such dividends but only to the extent of the excess of the fair market value, determined as of the date of the conversion, of the common stock received in the conversion over the issue price of the Mandatory Convertible Preferred Stock (or Depositary Shares) surrendered therefor and (3) a U.S. Holder’s receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the holder’s adjusted tax basis in the fractional share of our common stock).

Except as discussed in the next sentence, a U.S. Holder’s initial tax basis in shares of common stock received upon conversion of the Mandatory Convertible Preferred Stock (or Depositary Shares) (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the basis of the Depositary Shares representing an interest in the converted shares of Mandatory Convertible Preferred Stock and the holding period of such shares of common stock will include the holding period of the Depositary Shares representing an interest in the converted shares of Mandatory Convertible Preferred Stock. Common stock received in payment of dividends in arrears or possibly accrued but unpaid dividends and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of conversion, and a new holding period will commence therefor on the day after the conversion.

Upon certain conversions of our Mandatory Convertible Preferred Stock (or Depositary Shares), we may, in respect of any such conversion, pay a holder of our Mandatory Convertible Preferred Stock (or Depositary Shares) common stock and/or cash in respect of the present value of future dividends (as described in the section titled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”). The tax considerations of such payment of cash or common stock are uncertain. Although not free from doubt, we believe that the better view is to treat any such cash or shares of our common stock as additional consideration received in the conversion. If this treatment is correct, then (i) to the extent a U.S. Holder realizes gain on the conversion, such gain should be taxable to the extent of any cash received by such U.S. Holder, (ii) any such taxable gain would generally be taxable as a dividend to the extent of our accumulated earnings and profits attributable thereto (provided that the conversion does not result in a meaningful reduction in such U.S. Holder’s equity interest in us, in which case any such taxable gain could be treated as capital gain as further described under the section titled “—Dispositions” below), (iii) a U.S. Holder’s basis in the shares of common stock received upon conversion (including the shares of our common stock received in respect of future dividends, but excluding the shares of our common stock in respect of dividends in arrears and possibly accrued and unpaid dividends) should equal its basis in our Mandatory Convertible Preferred Stock, or the Depositary Shares notionally representing an interest in the Mandatory Convertible Preferred Stock being converted, increased by any gain recognized by such U.S. Holder and reduced by any cash received in respect of any future dividends and any basis allocable to any fractional shares of our common stock and (iv) a U.S. Holder’s holding period in any common stock received upon conversion (including the shares of our common stock received in respect of future dividends, but excluding the shares of our common stock in respect of dividends in arrears and possibly accrued and unpaid dividends) should include the holding period of our Mandatory Convertible Preferred Stock, or the Depositary Shares representing an interest in the Mandatory Convertible Preferred Stock being converted. For this purpose, a U.S. Holder should realize gain on the conversion equal to the excess, if any, of the sum of the cash and the fair market value of shares of our common stock received (including the shares of our common stock received in respect of future dividends, but excluding the shares of our common stock in respect of dividends in arrears and possibly accrued and unpaid dividends) over such U.S. Holder’s adjusted tax basis in our Mandatory Convertible Preferred Stock (or Depositary Shares) immediately prior to conversion. A U.S. Holder will not be permitted to recognize any loss realized upon the conversion of our Mandatory Convertible Preferred Stock (or Depositary Shares) into our common stock.

U.S. Holders should be aware that the tax treatment described in the preceding paragraph is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to a portion of the then-current dividend period or to future dividends represents a taxable dividend to the extent we have current or accumulated earnings and profits at the time of conversion, as described above under the section titled “—Distributions.” U.S. Holders should consult their tax advisors to determine the specific tax treatment of such additional shares in their particular circumstances.

Dispositions

Upon a sale, exchange or other taxable disposition of its Depositary Shares (other than pursuant to a withdrawal of our Mandatory Convertible Preferred Stock or common stock in respect of Depositary Shares or conversion of our Mandatory Convertible Preferred Stock into common stock), our Mandatory Convertible Preferred Stock, or our common stock, a U.S. Holder will generally recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock for more than one year at the time of disposition. A U.S. Holder’s tax basis and holding period in respect of common stock received in the conversion of the Mandatory Convertible Preferred Stock (or Depositary Shares) is discussed above under the section titled “—Conversion into Common Stock.” Long-term capital gains of non-corporate U.S. Holders (including individuals) are generally subject to U.S. federal income taxation at a maximum rate of 20%. The deductibility of capital losses is subject to significant limitations under the Code.

We may purchase the Mandatory Convertible Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise. Assuming the disposition is “not essentially equivalent to a dividend” with respect to the U.S. Holder, the U.S. Holder generally will recognize capital gain or loss on any such purchase in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in its Mandatory Convertible Preferred Stock or Depositary Shares. However, depending on the U.S. Holder’s circumstances, gross proceeds from such purchase may be taxed in the same manner as a distribution as described under the section titled “—Distributions” above. If a U.S. Holder owns none or only an insubstantial amount of our voting stock (actually or constructively, based on certain attribution rules), and does not exercise any control or management over our affairs, it is likely that the gain recognized from such purchase would be considered “not essentially equivalent to a dividend” and would be treated as capital gain as described under the section titled “—Dispositions” above. As discussed above, generally, a U.S. Holder of Depositary Shares should be treated for U.S. federal income tax purposes as holding the fraction of the Mandatory Convertible Preferred Stock represented by the Depositary Shares. Accordingly, a U.S. Holder generally should not recognize income, gain, loss, or deductions upon a withdrawal of Depositary Shares for Mandatory Convertible Preferred Stock.

U.S. Holders are urged to consult their tax advisors as to the consequences of any sale, exchange, or other taxable disposition of their Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock.

Information Reporting and Backup Withholding

We or an applicable withholding agent will report to U.S. Holders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding on dividends with respect to, or the proceeds of a disposition of, Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock unless the U.S. Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. Holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Taxation of Non-U.S. Holders

Distributions

Distributions of cash or property that we pay in respect of our Mandatory Convertible Preferred Stock (or Depositary Shares) or our common stock, including any deemed distributions resulting from certain adjustments (or failures to make adjustments) to the number of shares of our common stock to be issued on conversion (as described under the section titled “—Share Distributions and Adjustments to Conversion Rate” below), will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to Non-U.S. Holders will generally be subject to withholding of U.S. federal income tax at a 30% rate or (subject to the discussion below under the section titled “—FATCA Withholding”) such lower rate as may be specified by an applicable income tax treaty, provided that the withholding agent has received proper certification as to the application of that treaty. To the extent any distribution exceeds our current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock (determined separately for each share) which will not be subject to tax, and thereafter will be treated as capital gain (and thus treated in the manner described in the section titled “—Dispositions” below).

In order to claim the benefit of an applicable income tax treaty for dividends, a Non-U.S. Holder must satisfy applicable certification and other requirements prior to the distribution date, such as providing the withholding agent with a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form). Non-U.S. Holders eligible for a reduced rate of or an exemption from U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

To the extent dividends paid are “effectively connected” with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), such effectively connected dividends will not be subject to withholding tax provided that certain certification and disclosure requirements are satisfied. Instead, such dividends will be subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person under the Code unless an applicable income tax treaty provides otherwise. In addition, if a Non-U.S. Holder is a corporate Non-U.S. Holder, earnings and profits attributable to such dividends that are effectively connected with such holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Share Distributions and Adjustments to Conversion Rate

We may make distributions to holders of our Mandatory Convertible Preferred Stock, including holders of Depositary Shares, that are paid in our common stock. In general, while not free from doubt, distributions paid in our common stock should be treated for U.S. federal income tax purposes as if the holder received a distribution of cash in an amount equal to the fair market value of the distributed common stock on the date of the distribution and thus should generally be subject to the rules applicable to cash distributions (as discussed in the section titled “—Distributions” above). Similarly, as discussed above under the section titled, “—Taxation of U.S. Holders—Adjustments to the Conversion Rate,” certain adjustments to the conversion rate (or failure to make certain adjustments) that result in an increase in the proportionate interests of a Non-U.S. Holder in our assets or earnings and profits can result in deemed distributions to the Non-U.S. Holder, which would be treated as discussed in the section titled “— Distributions” above. Because distributions paid in our common stock and deemed distributions would not give rise to any cash from which any applicable withholding tax could be satisfied, an applicable withholding agent could withhold the U.S. federal tax on any such dividend from any cash, common stock, or sales proceeds subsequently paid or credited to such Non-U.S. Holder (or other assets of the Non-U.S. Holder held by such withholding agent).

Conversion into Common Stock

Except as provided in the next paragraph, a Non-U.S. Holder will not recognize gain or loss in respect of the receipt of common stock upon the conversion of the Mandatory Convertible Preferred Stock (or Depositary Shares), except that (1) any cash received that is attributable to dividends in arrears or possibly accrued and unpaid dividends, if any, will be treated in the manner described above under the section titled “—Distributions,” (2) any common stock received in respect of dividends in arrears or possibly accrued and unpaid dividends, if any, should be treated in the manner described above under the sections titled “—Distributions” and “—Share Distributions and Adjustments to Conversion Rate” as if the Non-U.S. Holder had received cash in respect of such dividends, but only to the extent of the excess of the fair market value, determined as of the date of the conversion, of the common stock received in the conversion over the issue price of the Mandatory Convertible Preferred Stock (or Depositary Shares) surrendered therefor and (3) the receipt of cash in lieu of a fractional share of our common stock will generally result in gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the Non-U.S. Holder’s adjusted tax basis in the fractional share of our common stock) and be treated as described below under the section titled “—Disposition.”

Upon certain conversions of our Mandatory Convertible Preferred Stock (or Depositary Shares), we may, in respect of any such conversion, pay a holder of Depositary Shares (or Mandatory Convertible Preferred Stock) common stock and/or cash in respect of the present value of future dividends (as described in the section titled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”). As described above under the section titled “—Taxation of U.S. Holders—Conversion into Common Stock,” the tax considerations of such payment of cash or common stock are uncertain. Although not free from doubt, we believe that the better view is to treat any such cash or shares of our common stock as additional consideration received in the conversion.

Nevertheless, an applicable withholding agent may disagree and may treat any such payment as a dividend that is subject to U.S. federal withholding tax at a 30% rate as described above under the section titled “—Distributions” unless (1) the Non-U.S. Holder qualifies for an exception or a reduction of this rate under an applicable income tax treaty or (2) such dividend is effectively connected income and an appropriate certification is provided. If any such cash is treated as additional consideration, gain, if any, may be recognized to the extent of any cash received (but would only be taxable as discussed below under the section titled “—Dispositions”).

Dispositions

Subject to the discussions above under the section titled “—Distributions,” and below under the section titled “—FATCA Withholding” and “—Information reporting and backup withholding,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of its Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock, unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition, and certain other conditions are met;

•

the gain is “effectively connected” with such Non-U.S. Holder’s conduct of a trade or business within the United States, and, under an applicable treaty, the gain is attributable to a permanent establishment that such Non-U.S. Holder maintains in the United States; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or such Non-U.S. Holder’s holding period for our Mandatory Convertible Preferred Stock (including through holding Depositary Shares) or our common stock.

We believe that we have not been and are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes, although no assurances can be given in this regard.

To the extent that gain recognized is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business and, if required by an income tax treaty, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, such gain will be subject to U.S. federal income tax on a net basis at regular rates in the same manner as if such Non-U.S. Holder were a United States person as described under the Code. In addition, if a Non-U.S. Holder is a corporate Non-U.S. Holder, earnings and profits attributable to such gain that are effectively connected with such holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty.

To the extent any gain is recognized by a Non-U.S. Holder described in the first bullet above, such gain (net of certain U.S.-source losses) will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate).

We may purchase the Mandatory Convertible Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise. Assuming the disposition is “not essentially equivalent to a dividend” with respect to the Non-U.S. Holder, the Non-U.S. Holder generally will recognize gain or loss on any such purchase in an amount equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in its Mandatory Convertible Preferred Stock or Depositary Shares. Any such gain generally will be taxed to the extent described above under the section titled “—Dispositions.” However, depending on the Non-U.S. Holder’s circumstances, gross proceeds from such purchase may be taxed in the same manner as a distribution as described under the section titled “—Distributions” above. If a Non-U.S. Holder owns none or only an insubstantial amount of our voting stock (actually or constructively, based on certain attribution rules), and does not exercise any control or management over our affairs, it is likely that the gain recognized from such purchase would be considered “not essentially equivalent to a dividend” and would be treated as described under the section titled “—Dispositions” above.

As discussed above, generally, a Non-U.S. Holder of Depositary Shares should be treated for U.S. federal income tax purposes as holding the fraction of the Mandatory Convertible Preferred Stock represented by the Depositary Shares. Accordingly, a Non-U.S. Holder generally should not recognize income, gain, loss, or deductions upon a withdrawal of Depositary Shares for Mandatory Convertible Preferred Stock.

Non-U.S. Holders are urged to consult their tax advisors as to the consequences of any sale, exchange, or other taxable disposition of their Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock.

FATCA Withholding

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and other administrative guidance issued thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed U.S. Treasury regulations discussed below, the gross proceeds from a sale or other disposition of, stock in a U.S. corporation paid to (i) a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules, or (ii) a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any direct or indirect “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying, and information regarding, such substantial United States owners, or otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the U.S. and the Non-U.S. Holder’s country of residence may modify the requirements described in this paragraph.

U.S. Treasury regulations proposed in December 2018 eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock and may be relied upon by taxpayers until final regulations are issued.

We will not pay additional amounts or “gross up” payments to holders as a result of any withholding or deduction for taxes imposed under FATCA. Under certain circumstances, certain Non-U.S. Holders might be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.

Information reporting and backup withholding

Non-U.S. Holders generally will be required to comply with certain certification procedures to establish that they are not United States persons (as defined in the Code) in order to avoid backup withholding with respect to dividends paid to such Non-U.S. Holders or the proceeds received by such Non-U.S. Holders on the sale, exchange, or other taxable disposition of Depositary Shares, our Mandatory Convertible Preferred Stock, or our common stock. In addition, we are required to report annually to the IRS and to each Non-U.S. Holder the amount of any distributions paid to such Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of the information returns reporting such distributions and the amount withheld may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the Depositary Shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Depositary Shares indicated in the following table. Goldman Sachs & Co. LLC, BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.

Total

The underwriters are committed to take and pay for all of the Depositary Shares being offered, if any are taken, other than the Depositary Shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 15,000,000 Depositary Shares from us, solely to cover over-allotments. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any Depositary Shares are purchased pursuant to this over-allotment option, the underwriters will severally purchase Depositary Shares in approximately the same proportion as set forth in the table above.

It is expected that delivery of the Depositary Shares will be made against payment therefor on     , 2024, which is the second business day following the trade date for the Depositary Shares (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Depositary Shares prior to the business day preceding the settlement date will be required, by virtue of the fact that the Depositary Shares initially will settle T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Depositary Shares who wish to trade the Depositary Shares prior to the business day preceding the settlement date should consult their own advisors.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Depositary Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any Depositary Shares sold by the underwriters to securities dealers

may be sold at a discount of up to $    per share from the public offering price. After the initial offering of the Depositary Shares, the representatives may change the offering price and the other selling terms. The offering of the Depositary Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of any Depositary Shares made outside of the United States may be made by affiliates of the underwriters.

We have agreed that we will not, without the prior written consent of Goldman Sachs & Co. LLC for a period of 90 days after the date of this prospectus supplement, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, other than the Depositary Shares offered and sold pursuant to this prospectus supplement, the Mandatory Convertible Preferred Stock in respect thereof and any shares of common stock issued upon conversion of, or issued and paid as a dividend on, the Mandatory Convertible Preferred Stock. The restrictions described above do not apply to (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing date of this offering, (iii) contributions of shares of common stock to the our 401(k) plan in effect as of the closing date of this offering, (iv) issuance of shares of common stock pursuant to the terms of our qualified and nonqualified retirement plans in effect as of the closing date of this offering, (v) the issuance of up to 5% of the outstanding shares of common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, common stock, immediately following the closing date of this offering, in acquisitions or other similar strategic transactions, (vi) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan or any assumed benefit plan pursuant to an acquisition or similar strategic transaction, (vii) the issuance of shares of common stock pursuant to the Agreement and Plan of Merger, dated June 30, 2024, among us, Spirit AeroSystems Holdings, Inc. and Sphere Acquisition Corp., and the filing of any registration statement on Form S-4 or any amendment or supplement thereto relating to such shares of common stock, and (viii) the shares of common stock that may be issued pursuant to the Common Stock Offering.

Our directors and certain officers have agreed that they will not, without the prior written consent of Goldman Sachs & Co. LLC for a period of 90 days after the date of this prospectus supplement, (i) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock (collectively, the “lock-up securities”), (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of common stock or other securities, in cash or otherwise, (iii) make any demand for or exercise any right with respect to the registration of any lock-up securities or (iv) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (i), (ii) or (iii) above. The restrictions described above do not apply to (i) transfers (A) as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes, (B) upon death by will, testamentary document or intestate succession, (C) to any member of such person’s immediate family or to any trust for the direct or indirect benefit of such person or the immediate family of such person, (D) to a partnership, limited liability company or other entity of which such person and the immediate family of such person are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (E) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (D) above, (F) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, (G) to us upon death, disability or termination of employment, (H) in connection with a sale of securities acquired in open market transactions after the closing date of this offering, (I) to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise) that are scheduled to expire or automatically vest during the restricted period or in connection with the conversion of convertible securities, provided that any securities received upon such vesting, settlement, exercise or conversion will be subject to the restrictions in the first sentence of this paragraph, or (J) pursuant to the provisions of any of our policies with respect to the recoupment of incentive-based compensation, provided that in the case of clauses (A) through (E) above, the donee, devisee, transferee or distributee will sign and deliver a lock up agreement, (ii) entry into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the restricted period, (iii) transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock involving a change of control transaction.

Goldman Sachs & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. Sales of a substantial number of securities upon expiration or early release of the lock-up or the perception that such sales may occur could cause our market price of our securities to fall or make it more difficult for investors to sell our securities.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We intend to apply to list the Depositary Shares on the NYSE under the symbol “BA.PRA.” No assurance can be given that the Depositary Shares will be listed or that any such application for listing will be approved. Neither we nor the underwriters can assure investors that an active trading market will develop for the Depositary Shares, or that the Depositary Shares will trade in the public market at or above the initial public offering price. Our common stock is listed on the NYSE under the symbol “BA.”

We estimate that our offering expenses, excluding underwriting discounts, will be approximately $     million. PJT Partners LP is acting as financial advisor to us in connection with this offering and will receive a fee upon the completion of this offering. PJT Partners LP is not acting as an underwriter under the underwriting agreement and will not offer or sell any securities in this offering.

In connection with this offering, the underwriters may purchase and sell Depositary Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Depositary Shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional Depositary Shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional Depositary Shares or purchasing Depositary Shares in the open market. In determining the source of Depositary Shares to cover the covered short position, the underwriters will consider, among other things, the price of Depositary Shares available for purchase in the open market as compared to the price at which they may purchase additional Depositary Shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional Depositary Shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing Depositary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Depositary Shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Depositary Shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Depositary Shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Depositary Shares. As a result, the price of the Depositary Shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In particular, the representatives and/or their affiliates act as lenders, administrative agents, bookrunners and/or arrangers under our credit agreements, including our $10 billion supplemental credit agreement referred to in the section titled “Use of Proceeds.” The underwriters are also underwriters in the Common Stock Offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Common Stock Offering

Concurrently with this offering, we are offering 90,000,000 shares of our common stock, pursuant to a separate prospectus supplement. We have also granted the underwriters of the Common Stock Offering a 30-day option to purchase up to an additional 13,500,000 shares of our common stock. The closing of this offering is not conditioned upon the closing of the Common Stock Offering, and the closing of the Common Stock Offering is not conditioned upon the closing of this offering, so it is possible that this offering occurs and the Common Stock Offering does not occur, and vice versa. We cannot assure you that the Common Stock Offering will be completed on the terms described herein, or at all. See the section titled “Concurrent Common Stock Offering.”

Selling Restrictions

Canada

The Depositary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Depositary Shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Depositary Shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

The Depositary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Depositary Shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Switzerland

This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any Depositary Shares. No Depositary Shares have been offered or will be offered to the public in Switzerland, except that offers of Depositary Shares may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”): (a) to any person which is a professional client as defined under the FinSA; (b) to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of representatives for any such offer; or (c) in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance; provided that no such offer of Depositary Shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA.

The Depositary Shares have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the Depositary Shares constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the Depositary Shares may be publicly distributed or otherwise made publicly available in Switzerland.

Japan

The Depositary Shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Depositary Shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Hong Kong

The Depositary Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Depositary Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Depositary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Depositary Shares may not be circulated or distributed, nor may the Depositary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Depositary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Depositary Shares pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(c)(ii) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the Depositary Shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the Depositary Shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Australia

This prospectus does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”); has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The Depositary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Depositary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Depositary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Depositary Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Depositary Shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those Depositary Shares for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Depositary Shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the Depositary Shares, offer, transfer, assign or otherwise alienate those Depositary Shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Dubai International Financial Centre (“DIFC”)

This prospectus relates to an Exempt Offer in accordance with the Markets Law, DIFC Law No. 1 of 2012, as amended. This document is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (“DFSA”) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The Depositary Shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Depositary Shares offered should conduct their own due diligence on the Depositary Shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the Depositary Shares may not be offered or sold directly or indirectly to the public in the DIFC.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the Depositary Shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.

LEGAL MATTERS

Certain legal matters with respect to the offering of Depositary Shares will be passed upon for Boeing by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters with respect to the offering of Depositary Shares will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of The Boeing Company and subsidiaries as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this Prospectus, and the effectiveness of The Boeing Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2024 and 2023, June 30, 2024 and 2023, and September 30, 2024 and 2023 which is incorporated by reference herein, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

PROSPECTUS

THE BOEING COMPANY

$25,000,000,000

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

The Boeing Company may offer from time to time, in one or more offerings, any combination of (1) its senior debt securities, (2) its subordinated debt securities (3) its common stock, including for issuance upon the conversion features, if any, of debt securities, (4) its preferred stock, which may be issued in one or more series, (5) depositary shares representing preferred stock, (6) stock purchase contracts or (7) stock purchase units. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $25,000,000,000.

We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you make an investment decision.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts.

Our common stock is listed on the New York Stock Exchange under the symbol “BA.” On October 14, 2024, the closing sale price of our common stock was $148.99.

Investing in our securities involves risks. You should carefully consider the information set forth under “Risk Factors” on page 3 of this prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 22, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell up to $25,000,000,000 of the securities described in this prospectus.

Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus, any related prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.

To understand the terms of the securities described in this prospectus, you should carefully read any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website as described under “Where You Can Find More Information.”

The terms “Boeing,” “we,” “us,” and “our” as used in this prospectus refer to The Boeing Company. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

THE BOEING COMPANY

The Boeing Company is one of the world’s major aerospace firms and a leading manufacturer of commercial airplanes and defense, space and security systems. Our products and tailored services include commercial and military aircraft, satellites, weapons, electronic and defense systems, launch systems, advanced information and communication systems, and performance-based logistics and training. We are organized based on the products and services we offer. We operate in three reportable segments:

•	Commercial Airplanes;

•	Defense, Space & Security; and

•	Global Services.

The Boeing Company was originally incorporated in the State of Washington in 1916 and reincorporated in Delaware in 1934. Our principal executive offices are located at 929 Long Bridge Drive, Arlington, Virginia 22202 and our telephone number is (703) 465-3500. We maintain a website at www.boeing.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. Before making an investment decision, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or any prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC. These risks could materially adversely affect our business, financial condition, results of operations, cash flows or prospects. You could lose all or part of your investment. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below.

FORWARD-LOOKING STATEMENTS

Certain statements in or incorporated by reference in this prospectus and any prospectus supplement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “cause,” “continue,” “could,” “depend,” “develop,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “have,” “impact,” “implement,” “increase,” “intends,” “lead,” “maintain,” “may,” “might,” “plans,” “potential,” “possible,” “projects,” “reduce,” “remain,” “result,” “scheduled,” “seek,” “should,” “targets,” “will,” “would” and other similar words or expressions, or the negative thereof. The absence of such words or expressions does not necessarily mean the statements are not forward-looking. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact.

Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to numerous assumptions, risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Information concerning factors that could cause actual results to differ from those in our forward-looking statements is contained under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 and our quarterly report on Form 10-Q for the quarter ended June 30, 2024, each of which is incorporated in this prospectus by reference (and in any of our annual reports on Form 10-K and quarterly reports on Form 10-Q for subsequent periods that are so incorporated). Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include, among other things, repayment of debt, additions to working capital, capital expenditures, and funding and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF DEBT SECURITIES

We may offer any combination of senior debt securities, subordinated debt securities and debt securities that are convertible into our common stock. Senior debt securities will be issued under the senior indenture dated February 1, 2003 between us and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank, or any successor trustee, as amended from time to time. Subordinated debt securities will be issued under a separate subordinated indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A. or a trustee or trustees identified in the prospectus supplement. The indentures are filed as exhibits to the registration statement of which this prospectus is a part.

The following description relates generally to every series of debt securities. The prospectus supplement will describe the particular terms of any debt securities we may offer. The following summaries of the debt securities and the indentures are incomplete and may not include all the information that is important to you. We urge you to read the indentures and the description of the debt securities included in the prospectus supplement. If any information in the prospectus supplement differs from the general terms described below, you should rely on the information in the prospectus supplement with respect to the particular debt securities being offered.

General

The debt securities will be unsecured general obligations of The Boeing Company. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated to all of our existing and future senior indebtedness as described below under “Subordination.” Neither indenture limits the amount of debt securities that may be issued thereunder. The indentures allow us to issue debt securities from time to time in one or more series with varying maturities, at par or at a discount. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of such series.

You should refer to the prospectus supplement applicable to the debt securities for which this prospectus is being delivered with respect to additional terms such as the following:

•	the title of the debt securities being offered and whether they are senior debt securities or subordinated debt securities;

•	the aggregate principal amount and the denominations in which the debt securities are being offered;

•	the date or dates on which the principal of the debt securities is scheduled to become due, or the method by which this date or these dates will be determined or extended;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, or the formula by which the interest will be calculated;

•	the date or dates from which interest on the debt securities will accrue, and the method by which such interest will be paid;

•	the place or places of payments on the debt securities;

•

the place or places where the debt securities may be surrendered for exchange, and notices or demands in respect of the debt securities may be served and any registered securities may be surrendered for registration of transfer;

•	the terms and conditions, if any, upon which we may redeem the debt securities prior to their stated maturity;

•	any obligation by us to redeem, purchase or repay the debt securities at the option of the holder;

•	any provisions for the establishment of a sinking, purchase or other similar fund, if any;

•

the denominations in which the debt securities will be issued, if other than minimum denominations of $2,000 or any integral multiple of $1,000 above the minimum denomination in the case of registered securities issued in certificated form;

•	any provisions modifying the defeasance and covenant defeasance provisions;

•	whether the debt securities will be issued in whole or in part in the form of a global certificate;

•

any provisions for the payment of specified taxes, assessments or other governmental charges to non- United States persons or option to redeem the affected debt securities in lieu of making such payments;

•

the currency, currencies or currency unit or composite currency in which the debt securities will be denominated and/or in which the principal, premium, if any, or interest on the debt securities will be payable, and any index used to determine the amount of principal, premium, if any, or interest on such debt securities;

•

any deletions from, modifications of or additions to the events of default or covenants applicable to such debt securities, whether or not consistent with the events of default or covenants contained in the indenture as originally executed;

•	any conversion features; and

•	any other terms of the debt securities.

Form, Exchange, Registration and Transfer

The debt securities of a series may be issued in fully registered form. The debt securities of a series may be issuable in permanent global form. The debt securities may be presented for exchange and registration of transfer at the offices of the trustee maintained for that purpose as indicated in the applicable prospectus supplement. The debt securities may also be submitted to transfer agents designated by us in the applicable prospectus supplement. The transfer or exchange will be effected when the trustee or authorized transfer agent is satisfied with the documents of title and the identity of the person making the request. At a minimum, we will establish transfer agents, in the case of registered securities, in each place where payments can be made with respect to such series. Additional transfer agents may be designated in the prospectus supplement or otherwise from time to time and we reserve the right to rescind the designation of any transfer agent or to approve a change in the location through which any transfer agent acts. While there will be no service charge for any registration of transfer or exchange of the debt securities, we may require payment of an amount sufficient to cover any taxes and other governmental charges associated with such registration.

If only part of a series of outstanding debt securities is to be called for redemption, we will not be required to (1) register the transfer or exchange of the debt securities of the series to be redeemed from 15 days before the date notice is given identifying the serial numbers of the debt securities to be redeemed and ending at the close of business on the day of sending of the notice of redemption, if the debt securities of such series are issuable only as registered securities; or (2) register the transfer or exchange of any registered security called for redemption except for the portion, if any, that is not being redeemed.

Interest and Interest Rates

Unless otherwise specified in a prospectus supplement or a term sheet, each debt security will begin to accrue interest from the date it is originally issued or from a specified date.

Each interest payment on a debt security will include interest accrued from, and including, the issue date, a specified date or the last interest payment date, as the case may be, to but excluding the applicable interest payment date or the maturity date of the security.

Interest on the debt securities denominated in U.S. dollars will be paid by check mailed on an interest payment date other than a maturity date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder. The principal of, premium, if any, and interest on debt securities denominated in U.S. dollars, together with interest accrued and unpaid thereon, due on the maturity date will be paid in immediately available funds upon surrender of such debt securities at the corporate trust office of the applicable trustee, or, at our option, by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the maturity date by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular debt security is presented and surrendered at the office or agency maintained by us for this purpose.

The prospectus supplement for the debt securities will specify the interest rate. Unless otherwise specified, interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will be payable semiannually in arrears on dates specified in the applicable prospectus supplement. If the stated maturity date, any redemption date or any repayment date (together referred to as the “Maturity Date”) or an interest payment date for any fixed rate note is not a business day, principal of, premium, if any, and interest on that security will be paid on the next business day, and no interest will accrue from and after the Maturity Date or interest payment date. Interest on debt securities will be paid to holders of record as of each regular record date. Unless otherwise specified in a prospectus supplement, a “regular record date” will be the fifteenth calendar day (whether or not a business day) preceding the applicable Interest Payment Date.

Payment

We will make payments of principal, premium, if any, and interest, if any, on registered securities at the offices of the agent or agents designated by us to make such payments. We may also make payments of interest, at our option, by check mailed to the address of the person appearing on the securities register maintained by the trustee or by wire transfer to the account of the person appearing on such register. Unless otherwise indicated in the applicable prospectus supplement, we will make payments of interest due on the registered securities to the holder of record as it appears on the register maintained by the trustee at the close of business on the date established for making such determination.

We will designate the trustee as our sole paying agent for debt securities issuable solely as registered securities. Additional paying agents may be designated in the prospectus supplement or otherwise from time to time and we reserve the right to rescind the designation of any paying agent or to approve a change in the location through which any paying agent acts.

Any moneys we pay to a paying agent for the payment of principal, premium, or interest on the debt securities which remains unclaimed at the second anniversary of the date such payment was due will be returned to us and thereafter holders of debt securities shall look only to us, as general unsecured creditors, for payment.

Global Securities

Unless otherwise indicated in the applicable prospectus supplement, the notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary” or “DTC”) and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.

Investors may elect to hold interests in the global securities through the Depositary, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Except as described below, the global securities may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

So long as the Depositary or its nominee is the registered owner of the global securities, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global securities for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global securities will not be entitled to have notes represented by the global securities registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the owners or holders thereof under the indenture.

Principal and interest payments on notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the global securities. None of The Boeing Company, the trustee, any paying agent, or registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising, or reviewing any records relating to those beneficial interests.

We expect that the Depositary or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of the Depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global securities held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” The participants are responsible for the standing instructions and customary practices governing beneficial interests.

The Depositary and the direct and indirect participants will send notices and communications to direct and indirect participants and beneficial owners, as the case may be, in accordance with the arrangements governing their relationships, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for U.S. and non-U.S. equity, corporate and municipal debt issues and money market instruments that DTC’s participants, referred to as “direct DTC participants,” deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of certificates. Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which is owned, in part, by a number of direct DTC participants. Indirect access to the DTC system is also available to others, referred to as “indirect DTC participants,” for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. DTC rules applicable to direct and indirect participants are on file with the SEC.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants, both direct and indirect. When you purchase debt securities through the DTC system, the purchases must be made by or through a direct DTC participant, which will receive credit for the debt securities in its account on DTC’s records. When you actually purchase the debt securities, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect DTC participants’ records. DTC will have no knowledge of your individual ownership of the debt securities. DTC’s records will show only the identity of the direct DTC participants and the amount of the debt securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these confirmations and account statements from the direct or indirect DTC participant through which you purchase the debt securities. The direct or indirect DTC participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the debt securities to the DTC nominee that is the registered holder of the debt securities. The trustee and we will treat DTC or its nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct or indirect DTC participants, which will then contact you as a beneficial holder.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between direct DTC participants on whose behalf it acts with respect to the debt securities and is required to receive and transmit distributions of principal of and premium, if any, and interest on the debt securities. Direct and indirect DTC participants with which investors have accounts with respect to the debt securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

As DTC can only act on behalf of direct DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate representing that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form in order to transfer or perfect a security interest in those securities. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities under the terms and conditions of the debt securities (including, without limitation, the presentation of debt securities for exchange) only at the direction of one or more of the direct DTC participants to whose accounts with DTC interests in the relevant debt securities are credited, and only in respect of the portion of the aggregate principal amount of the debt securities as to which that direct DTC participant or those direct DTC participants has or have given the direction. However, in certain circumstances described below, DTC will exchange the global securities held by it for certificated debt securities, which it will distribute to the direct DTC participants.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct DTC participants’ accounts on the payment date based on their holdings of the relevant securities. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such direct DTC participants by using an omnibus proxy. Consequently, those direct DTC participants should, in turn, make payments to and solicit votes from you, the ultimate owner of debt securities, based on their customary practices. Payments to you with respect to your beneficial interest in any debt securities will be the responsibility of the direct and indirect DTC participants and not of DTC, the trustee or us.

Individual certificates in respect of the notes will be issued in exchange for the global securities only if:

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DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global securities, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after we receive such notice from DTC or upon our becoming aware that DTC is no longer so registered; or

•

we determine not to have the notes represented by a global security and notify the trustee of our decision. In the event that individual certificates are issued, holders of the notes will be able to receive payments (including principal and interest) on the notes and effect transfer of the notes at the offices of our paying agent, The Bank of New York Mellon Trust Company, N.A.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of DTC in accordance with their respective procedures. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Furthermore, DTC has no obligation to perform or continue to perform the procedures described herein, and any of the procedures may change or be discontinued at any time.

Optional Redemption, Repayment and Repurchase

If specified in a prospectus supplement, at any time and from time to time prior to the applicable date specified in such accompanying prospectus supplement (any such date, a “Par Call Date” with respect to the applicable series of debt securities), we may redeem the debt securities in whole or in part, at our option, for cash, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

the sum of the present values of the remaining scheduled payments of the principal and interest thereon discounted to the redemption date (assuming the debt securities matured on the applicable Par Call Date, if applicable with respect to such debt securities) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) applicable to such debt securities, plus the rate specified in the applicable prospectus supplement, less interest accrued to the redemption date; and

•	100% of the aggregate principal amount of the debt securities to be redeemed;

plus, in either case, accrued and unpaid interest, if any, on the principal amount of the debt securities to be redeemed to, but excluding such redemption date.

At any time and from time to time on or after the applicable Par Call Date, the applicable series of debt securities will be redeemable at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of the debt securities to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date. If there is no United States Treasury security maturing on the applicable Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date, and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

If we issue original issue discount debt securities, which are debt securities issued at a discount from the principal amount payable on the maturity date (including zero coupon debt securities), that are identified as such in the applicable prospectus supplement, the amount payable in the event of redemption or repayment prior to its stated maturity date will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of such a security will be equal to (i) the issue price specified in the applicable prospectus supplement plus (ii) that portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to maturity described in the prospectus supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date.

We will send notice of any redemption at least 10 days, but not more than 60 days, before the date of redemption to each holder of the debt securities to be redeemed. If less than all of the debt securities are to be redeemed at any time, the trustee will select debt securities to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the debt securities or portions thereof called for redemption.

We may at any time purchase debt securities at any price in the open market or otherwise, subject to applicable law. We may hold, resell or surrender for cancellation any debt securities that we purchase.

Definitions

The following defined terms will be used in this description of the indenture covenants:

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“attributable debt” in respect of any sale and leaseback transaction means, as of any time of determination, the lesser of (1) the sale price of the principal property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease and (2) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments of, if such interest factor cannot be readily determined, at a rate of interest of 10% per annum, compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

•	“capital stock” means any and all shares, interests, participations or other equivalents (however designated) evidencing equity ownership.

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“consolidated net tangible assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities, excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor on the liabilities to a time more than 12 months after the time as of which the amount of current liabilities is being computed, and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of The Boeing Company and its subsidiaries and computed in accordance with generally accepted accounting principles.

•	“debt” means any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

•	“lien” means any pledge, mortgage, lien, encumbrance or security interest.

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“original issue discount security” means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

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“principal property” means all real property and tangible personal property constituting a manufacturing plant located within the United States owned by The Boeing Company or a subsidiary, exclusive of (1) motor vehicles, mobile materials-handling equipment and other rolling stock, (2) office furnishings and equipment, information and electronic data processing equipment, (3) any property financed through industrial development bonds, (4) any real property held for development or sale, (5) any property the gross book value of which (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) is less than 15% of consolidated net tangible assets or (6) any property which our Board of Directors determines is not material to the operation of the business of The Boeing Company and its subsidiaries taken as a whole.

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“senior indebtedness” means all of the indebtedness of, or guaranteed by, The Boeing Company for borrowed money (including the principal of, premium, if any, or interest on any such borrowed money and any commitment fees for unborrowed amounts which, if borrowed, would constitute senior indebtedness), whether currently outstanding or hereafter incurred, unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such indebtedness is subordinate to other indebtedness and obligations of The Boeing Company.

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“subordinated indebtedness” means the subordinated debt securities and all other indebtedness of, or guaranteed by, The Boeing Company whether or not outstanding on the date of the subordinated indenture, which is by the terms thereof made subordinate and junior in right of payment to all senior indebtedness.

•	“subsidiary” means any company the voting stock of which is more than 50% owned and controlled by The Boeing Company or a subsidiary of The Boeing Company.

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“U.S. government obligations” means generally direct noncallable obligations of the United States of America for the payment of which its full faith and credit is pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

Maintenance of Principal Properties

The indentures provide that we will cause all of our principal properties to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will cause such repairs, renewals, replacements, betterments and improvements to be made to our principal properties that, in our judgment, are required in order to continue to carry on the business conducted at our principal properties. However, the indentures do not prevent us from discontinuing the operation or maintenance or disposing of any principal property if we determine that the action is desirable.

Limitation on Liens

So long as any debt securities are outstanding under the senior indenture:

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The Boeing Company will not itself, and will not permit any subsidiary to, create, incur, issue, assume or guarantee any debt secured by any lien on any principal property owned by The Boeing Company or any subsidiary; and

•

The Boeing Company will not itself, and will not permit any subsidiary to, create, incur, issue, assume or guarantee any debt secured by any lien on any shares of capital stock or debt of any subsidiary.

However, any of the actions described in the first two bullet points under “Limitation on Liens” above may be taken if:

•	the securities under the indenture are equally and ratably secured; or

•

the aggregate principal amount of the secured debt then outstanding plus the attributable debt of The Boeing Company and its subsidiaries in respect of sale and leaseback transactions described below involving principal properties entered into after the date when The Boeing Company first issues securities pursuant to the indenture, other than transactions that are permitted as described in the third bullet point under “Sale and Leaseback Transactions,” would not exceed 15% of consolidated net tangible assets.

This restriction on liens will not apply to debt secured by permitted liens. Therefore, for purposes of this restriction, debt secured by permitted liens will be excluded in computing secured debt. Permitted liens include:

•	liens existing as of the date when The Boeing Company first issued securities pursuant to the indenture;

•

liens existing on any property of a corporation at the time the corporation is merged into or consolidated with The Boeing Company or a subsidiary; provided the lien is not extended to any principal property immediately prior to the merger or consolidation;

•	liens existing on any property of a corporation at the time it became or becomes a subsidiary;

•	liens securing debt owing by a subsidiary to The Boeing Company or to a subsidiary;

•

liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving all or any part of such property, or to secure debt incurred to provide funds for the reimbursement of funds expended for the foregoing purposes;

•

liens in connection with government contracts, including the assignment of moneys due or to become due on government contracts or to secure progress, advance or the acquisition of real or personal property from any governmental body pursuant to any contract or statute;

•

materialmen’s, carriers’, mechanics’, workmen’s, repairmen’s and other like liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith in appropriate proceedings;

•	liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money; and

•	extensions, substitutions, replacements or renewals of the foregoing.

BCA Customer Finance, Inc. (formerly known as Boeing Capital Corporation) and its subsidiaries are excluded from the restrictions on liens discussed above.

Sale and Leaseback Transactions

So long as any debt securities are outstanding under the senior indenture, The Boeing Company will not, and will not permit any subsidiary to, enter into any sale and leaseback transaction after the date when The Boeing Company first issued securities pursuant to the indenture, covering any principal property, which was or is owned or leased by The Boeing Company or a subsidiary and which has been or is to be sold or transferred more than 120 days after the completion of construction and commencement of full operation of that principal property.

However, a sale and leaseback transaction of this kind will not be prohibited if:

•	the lease is for a temporary period not exceeding three years;

•

the attributable debt of The Boeing Company and its subsidiaries in respect of the sale and leaseback transaction and all other sale and leaseback transactions entered into after the date when The Boeing Company first issued securities pursuant to the indenture (other than sale and leaseback transactions that are permitted as described in the other bullet points of this paragraph), plus the aggregate principal amount of debt secured by liens on principal properties then outstanding (not otherwise permitted or excepted) without equally and ratably securing the indenture securities, would not exceed 15% of consolidated net tangible assets;

•

an amount equal to the net proceeds of the sale or transfer (but not in excess of the net book value) of the principal property sold or transferred (as determined by The Boeing Company) is applied within 180 days to the voluntary retirement of the indenture securities or other indebtedness of The Boeing Company (other than indebtedness subordinated to the indenture securities) or indebtedness of a subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

•	the rent payable under the lease is to be reimbursed under a contract with the government of the United States or any instrumentality or agency thereof; or

•	the lease is with The Boeing Company or another subsidiary.

BCA Customer Finance, Inc. (formerly known as Boeing Capital Corporation) and its subsidiaries are excluded from the restrictions on sale and leaseback transactions discussed above.

Merger and Sales of Assets

Under each of the indentures, we may consolidate or merge with or into any other corporation, and we may convey, transfer or lease all or substantially all of our properties or assets to another person provided that:

•

the corporation formed by such consolidation or into which The Boeing Company is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of The Boeing Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and if such corporation is not The Boeing Company, shall expressly assume, by an indenture supplement, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, premium, if any, and interest (including all additional amounts, if any) on all the debt securities and the performance of every covenant of the respective indenture on the part of The Boeing Company to be performed or observed;

•

immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of The Boeing Company or a subsidiary as a result of such transaction as having been incurred by The Boeing Company or a subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•

The Boeing Company has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation (if the corporation formed by such consolidation is not The Boeing Company), merger, conveyance, transfer or lease and such supplemental indenture comply with the terms of the respective indentures and that all conditions precedent therein provided for relating to such transaction shall have been complied with.

Events of Default, Notice and Waiver

The following events, with respect to the debt securities of a series are defined in the indentures as “events of default”:

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the non-payment of any interest extending 30 days beyond the date such interest payment became due and whether or not, in the case of the subordinated debt securities, such payment is prohibited by the subordination provisions referred to below under “Subordination”;

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non-payment of any principal of or premium, if any, on the debt securities of the applicable series as such payments become due whether or not, in the case of the subordinated debt securities, such payment is prohibited by the subordination provisions referred to below under “Subordination”;

•

default in the deposit of any sinking fund payment on the debt securities of that series when and as due, whether or not, in the case of the subordinated debt securities, such payment is prohibited by the subordination provisions referred to below under “Subordination”;

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default in the performance of any other covenant or warranty of The Boeing Company in the respective indenture which remains unremedied for a period of 90 days after notice of default by the holders of at least 25% in principal amount of the outstanding debt securities of that series or by the trustee;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default provided in a supplemental indenture with respect to debt securities of a particular series.

Reference is made to the prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provisions relating to the principal amount of such original issue discount securities due upon acceleration upon the occurrence of an event of default and its continuation.

The trustee is required, within 90 days after the occurrence of any default which is known to the trustee and is continuing, to give to all holders of the applicable series of debt securities with respect to which such default has occurred notice of such default, provided, that, except in the case of default in the payment of principal, premium, if any (including any sinking fund payment) or interest, if any, on a series of debt securities with respect to which such default has occurred, the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holder of the debt securities of such series.

If an event of default with respect to debt securities of any series then outstanding shall have occurred and be continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) and accrued interest of all the debt securities of such series to be due and payable immediately. In certain cases, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may rescind and annul such declaration and its consequences.

The trustee may require indemnification by the holders of a series of debt securities with respect to which a default has occurred before proceeding to exercise any right or power under the applicable indenture at the request of the holders of debt securities of such series. The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

In certain cases, the holders of not less than a majority in principal amount of an outstanding series of debt securities may, on behalf of the holders of all debt securities of such series, and any related coupons, waive any past default with respect to such series and its consequences except a default (1) in the payment of the principal, premium, if any, or interest (except to the extent that such interest has been paid), if any, on such series of debt securities with respect to which such default has occurred or (2) in respect of a covenant or provision in the indenture which cannot be modified or amended without the consent of each holder of each debt security of the applicable series.

We will be required to file annually with the trustee a certificate as to the absence of defaults under each indenture.

The occurrence of an event of default under an indenture may give rise to a cross-default under other series of debt securities issued under such indenture and other indebtedness of ours that may be outstanding from time to time.

Notices

Notices to holders of registered securities will be delivered to the addresses of such holders as they appear in the security register maintained by the trustee.

Modification of the Indentures

Modification and amendment of the indentures may be made by us and the trustee without the consent of any holder, for any of these purposes:

•	to evidence the succession of another corporation to The Boeing Company;

•	to add to the covenants of The Boeing Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power therein conferred upon The Boeing Company;

•	to add additional events of default;

•	to change any provision of the indentures to facilitate the issuance of bearer securities;

•	to change or eliminate any provision of any indenture, provided no debt security outstanding of any series is entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of unissued debt securities;

•	to provide for the acceptance of appointment by a successor trustee;

•	to cure any ambiguity, defect or inconsistency in either indenture or both of them; or

•

to supplement any provision of any indenture as necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided such action does not adversely affect the interests of holders of the series of debt securities.

Modification and amendment of the indentures may be made by us and the trustee with the consent of the holders of not less than two-thirds in principal amount of the outstanding debt securities of an affected series; provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date or the principal of, premium, if any, or any installment of interest (or any additional amount) on, any such debt security;

•	reduce the principal amount or rate of interest thereon;

•	change the redemption price, if applicable;

•	change the place or currency of payment of principal of or premium, if any, or interest on any debt security;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof;

•	reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the respective indentures;

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default or compliance with certain restrictive provisions to less than a majority;

•	change any obligation of The Boeing Company to maintain an office or transfer agency; or

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof.

Discharge and Defeasance

Unless otherwise specified in a prospectus supplement, under each of the indentures, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the applicable trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof or redemption date, as the case may be, along with an officer’s certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

Each indenture further provides that, if applicable to the debt securities of any series, we may elect to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (“defeasance”) upon the irrevocable deposit by us with the trustee, in trust, of an amount of money or U.S. government obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust may only be established if, among other things, (1) the defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other agreement or instrument to which we are a party or by which we are bound, (2) no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust, and (3) we have delivered to the trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and such opinion of counsel must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a revenue ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance, including any modifications to the provisions described above, with respect to the debt securities of a particular series.

Subordination

The indebtedness evidenced by subordinated debt securities and the payment of the principal and premium, if any, and interest, if any, on each and all of the subordinated debt securities will be subordinated in right of payment to the prior payment in full of senior indebtedness and, unless specifically designated as ranking junior to our other subordinated debt securities, rank equally with all of our other subordinated debt securities which have not been specifically designated as ranking junior to our other subordinated debt securities. We have not issued any subordinated debt or any subordinated debt ranking junior to the subordinated debt securities but we reserve the right to issue such junior subordinated debt.

If we default in the payment of any senior indebtedness, unless and until such default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of and premium, if any, or interest, if any, or any additional amounts on the subordinated debt securities, or in respect of any sinking fund for, or redemption, retirement or purchase or other acquisition of any of the subordinated debt securities.

If any other event of default occurs with respect to any senior indebtedness, permitting the holders thereof to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of, or premium, if any, or interest, if any (including additional amounts) on any subordinated debt securities or in respect of any sinking fund for, or redemption, retirement, purchase or other acquisition of the subordinated debt securities, during any period of 90 days after written notice of such default shall have been given to us by any holder of senior indebtedness or during any period in which any judicial proceeding is pending in respect of such default and a notice of acceleration of the maturity of such senior indebtedness has been transmitted to us in respect of such default.

In the event of: (1) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment or other similar proceeding relating to us, our creditors or our property; (2) any proceeding for the liquidation, dissolution or other winding up of The Boeing Company, whether voluntary or involuntary, whether or not involving bankruptcy proceedings; (3) any assignment by us for the benefit of creditors; or (4) any other marshalling of our assets, all senior indebtedness shall first be paid in full before any payment or distribution shall be made to any holder of subordinated debt securities.

If any such payment or distribution to be paid to the holders of senior indebtedness shall be made to any holder of subordinated debt securities in contravention of the foregoing and before all of the senior indebtedness shall have been paid in full, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all senior indebtedness remaining unpaid.

Senior indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash equal to the amount of senior indebtedness then outstanding. Upon payment in full of all senior indebtedness, the holders of subordinated debt securities shall be subrogated to all rights of any holders of senior indebtedness to receive any further payments or distributions applicable to the senior indebtedness until all amounts owing on the subordinated debt securities shall have been paid in full, and such amounts or distributions which otherwise would be paid or distributed to the holders of senior indebtedness, shall, as between us and our creditors (other than the holders of senior indebtedness), on the one hand, and the holders of the subordinated debt securities, on the other hand, be deemed to be a payment by us on account of senior indebtedness and not on account of the subordinated debt securities.

Conversion Rights

The debt securities may be convertible into our common stock. We will include in the prospectus supplement the terms and conditions, if any, on which the debt securities being offered are convertible. Such terms will include the conversion price, the conversion period, provisions as to whether conversion is mandatory, at our option or the option of the holder, the events requiring adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is subject to, and is qualified in its entirety by reference to the provisions of our Amended and Restated Certificate of Incorporation (the “Charter”) and our by-laws, as amended and restated (the “By-Laws”). The total number of shares of capital stock authorized by the Charter is 1,220,000,000, consisting of 1,200,000,000 shares of common stock, par value $5.00 per share and 20,000,000 shares of preferred stock, par value $1.00 per share. Holders of common stock are entitled to receive such dividends as may be declared by Boeing’s Board of Directors out of legally available funds, and are entitled to share pro rata in any distributions to shareholders, subject to the preferences of any preferred stock which may be issued and to restrictions contained in agreements to which we are a party. No preemptive, conversion or redemption rights or sinking funds provisions are applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. All holders of the common stock are entitled to one vote per share on all matters to be voted on by Boeing shareholders, including the election of directors. Shareholders do not have cumulative voting rights in election of directors. The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at a shareholders’ meeting is required for shareholder action, except for (1) the election of directors, in which case a nominee shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (except in the case of a contested election in which case the candidates receiving the greatest number of votes are elected as directors) and (2) amendments to the provisions in the By-Laws related to compensation and removal of officers, which require the approval of a majority of the outstanding shares entitled to vote for the election of directors.

The Charter authorizes the Board of Directors, without any further approval, to (1) divide the preferred stock into series, (2) designate each such series, (3) fix and determine dividend rights, (4) determine the price, terms and conditions on which shares of preferred stock may be redeemed, (5) determine the amount payable to holders of preferred stock in the event of voluntary or involuntary liquidation, (6) determine any sinking fund provisions, and (7) establish any voting, preemption or conversion privileges.

DESCRIPTION OF DEPOSITARY SHARES

We may offer (either separately or together with other offered securities) depositary shares representing interests in shares of our preferred stock of one or more series. The depositary shares will be issued under deposit agreements (each, a “deposit agreement”) to be entered into between us and a bank or trust company, as depositary (the “preferred stock depositary”), identified in the prospectus supplement or term sheet.

Because this section is a summary, it does not describe every aspect of the depositary shares and deposit agreement. We urge you to read the deposit agreement because it, and not this description, defines your rights as a holder of depositary shares. The form of deposit agreement, including the form of depositary receipts evidencing depositary shares (the “depositary receipts”), is incorporated by reference as an exhibit to this registration statement. See “Where You Can Find More Information” for information on how to obtain a copy of the deposit agreement.

The following is a general description of the terms and provisions of the depositary shares to which any prospectus supplement or term sheet may relate. The specific terms of any depositary shares proposed to be sold under this prospectus will be described in the prospectus supplement or term sheet. If so indicated in the prospectus supplement or term sheet, the terms of the depositary shares may differ from the terms set forth below.

General

We may provide for the issuance by the preferred stock depositary to the public of the depositary receipts evidencing the depositary shares, each of which will represent a fractional interest (to be specified in the prospectus supplement or term sheet) in one share of the related preferred stock, as described below.

You should read the prospectus supplement or term sheet for the material terms of the depositary shares offered thereby, including the following:

•	the number of depositary shares and the fraction of one share of preferred stock represented by one depositary share;

•	the terms of the series of preferred stock deposited by us under the deposit agreement;

•	whether the depositary shares will be listed on any securities exchange;

•	whether the depositary shares will be sold with any other offered securities and, if so, the amount and terms of these other securities; and

•	any other terms of the depositary shares.

If applicable, the prospectus supplement or term sheet will also contain a discussion of the United States federal income tax considerations relevant to the offering.

Depositary receipts will be exchangeable for new depositary receipts of different denominations. We will not impose a service charge for any permitted transfer or exchange of depositary receipts, but we may require payment of any tax or other governmental charge payable in connection therewith. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock of the series represented by the depositary share, to all rights and preferences of the preferred stock represented by the depositary share, including dividend, voting and liquidation rights and any redemption, conversion or exchange rights.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends and other cash distributions received in respect of the related series of preferred stock to the record holders of the depositary shares in proportion to the number of the depositary shares owned by the holders on the relevant record date. The preferred stock depositary will distribute only the amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the preferred stock depositary for distribution to record holders of depositary shares.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the related series of preferred stock will be made available to holders of depositary shares.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the corporate trust office of the preferred stock depositary (unless the related shares of preferred stock have previously been called for redemption), the holder of the depositary shares evidenced thereby will be entitled to receive at that office, to or upon the holder’s order, the number of whole shares of the related series of preferred stock and any money or other property represented by the depositary shares. Shares of preferred stock so withdrawn, however, may not be redeposited. If the holder requests withdrawal of less than all the shares of preferred stock to which the holder is entitled, or if the holder would otherwise be entitled to a fractional share of preferred stock, the preferred stock depositary will deliver to the holder a new depositary receipt evidencing the balance or fractional share.

Redemption of Depositary Shares

Whenever we redeem preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed; provided that we have paid in full to the preferred stock depositary the redemption price of the preferred stock plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share and accrued and unpaid dividends payable with respect to the preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by another equitable method, in each case as may be determined by us.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the moneys payable upon the redemption and any money or other property to which the holders of the depositary shares were entitled upon the redemption and surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares.

Conversion and Exchange

Depositary shares are not convertible into or exchangeable for other shares of our stock or other securities. Nevertheless, if the preferred stock represented by depositary shares is convertible into or exchangeable for other shares of our stock or other securities, the depositary receipts evidencing the depositary shares may be surrendered by the holder thereof to the preferred stock depositary with written instructions to convert or exchange the preferred stock into whole shares of our other stock or other securities, as specified in the related prospectus supplement or term sheet. Upon receipt of these instructions and any amounts payable in respect thereof, we will cause the conversion or exchange thereof and will deliver to the holder whole shares of our other stock or the whole number of other securities (and cash in lieu of any fractional share or security). In the case of a partial conversion or exchange, the holder will receive a new depositary receipt evidencing the unconverted or unexchanged balance.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which holders of one or more series of preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date for the meeting will be entitled to instruct the preferred stock depositary as to the manner in which to vote the number of shares of preferred stock represented by the depositary shares. We will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to vote in accordance with each holder’s instructions. The preferred stock depositary will abstain from voting preferred stock to the extent it does not receive instructions from the holders of depositary shares representing the preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between the preferred stock depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding (or any greater amount as may be required by the rules of any exchange on which the depositary shares are listed); provided that any amendment that prejudices any substantial right of the holders of depositary shares will not become effective until the expiration of 90 days after notice of the amendment has been given to the holders. A holder that continues to hold one or more depositary receipts at the expiration of the 90-day period will be deemed to consent to, and will be bound by, the amendment. No amendment may impair the right of any holder to surrender the holder’s depositary receipt and receive the related preferred stock, as discussed above under “Withdrawal of Preferred Stock.”

We may terminate the deposit agreement at any time upon not less than 60 days’ prior written notice to the preferred stock depositary. In that case, the preferred stock depositary will deliver to each holder of depositary shares, upon surrender of the related depositary receipts, the number of whole shares of the related series of preferred stock to which the holder is entitled, together with cash in lieu of any fractional share.

The deposit agreement will terminate automatically after all the related preferred stock has been redeemed, withdrawn, converted or exchanged or there has been a final distribution in respect of the preferred stock represented by the depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary

Except as provided in the prospectus supplement or term sheet, we will pay the fees and expenses of the preferred stock depositary, and the holders of depositary receipts will be required to pay any tax or other governmental charge that may be imposed in connection with the transfer, exercise, surrender or split-up of depositary receipts.

Miscellaneous

The preferred stock depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the preferred stock depositary and that we are required to furnish to the holders of the preferred stock. Neither the preferred stock depositary nor we will be liable if prevented or delayed by law or any circumstance beyond the preferred stock depositary’s or our control in performing the preferred stock depositary’s or our respective obligations under the deposit agreement. The obligations of the preferred stock depositary and us under the deposit agreement will be limited to performance in good faith and without gross negligence of the preferred stock depositary’s or our respective duties thereunder, and neither the preferred stock depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished.

Resignation and Removal of Preferred Stock Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary, the resignation or removal to take effect upon the appointment of a successor preferred stock depositary. The successor preferred stock depositary must be appointed within 60 days after delivery of a notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least U.S. $50,000,000.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time. Particular terms of any stock purchase contracts and/or stock purchase units we offer will be described in the prospectus supplement or term sheet relating to such stock purchase contracts and/or stock purchase units.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, to or through underwriters, or directly to other purchasers. These sales may be effected by any one or more of the following methods:

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	privately negotiated transactions.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement. We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”) and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement relating to a particular series or issue of debt securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the debt securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, certain legal matters with respect to the securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for Boeing by Kirkland & Ellis LLP, Chicago, Illinois, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements of The Boeing Company incorporated by reference in this Prospectus, and the effectiveness of The Boeing Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information which is incorporated by reference herein, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.boeing.com. The information contained on or connected to our website is not incorporated by reference into this prospectus and should not be considered part of this or any other document filed with the SEC.

This prospectus is part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Incorporation of Certain Information by Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must read all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus incorporates by reference the documents listed below (File No. 1-00442) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents that are not deemed to be “filed” in accordance with SEC rules, including the portions of those documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) until the offering of the securities under the registration statement is terminated or completed:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on January 31, 2024;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 filed with the SEC on April 24, 2024 and July 31, 2024;

•

our current reports on Form 8-K filed with the SEC on March 25, 2024, May  3, 2024, May  17, 2024, May  17, 2024, July  1, 2024, July  31, 2024, September  13, 2024, September  20, 2024 and October 15, 2024; and

•

the description of our common stock contained in Exhibit 4.1 to our annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on January 31, 2024, including any amendments or reports filed for the purpose of updating such description.

You may request copies of these filings at no cost to you by writing or telephoning us as follows: Mail Services, The Boeing Company, P.O. Box 3707, Mail Code 3T-00, Seattle, Washington 98124-2207, (425) 965-4550. Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

100,000,000 Depositary Shares

Each Representing a 1/20th Interest in a Share of

 % Series A Mandatory Convertible Preferred Stock

 % Series A Mandatory Convertible Preferred Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

   , 2024

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Securities	Citigroup	J.P. Morgan

Wells Fargo Securities	BNP PARIBAS	Deutsche Bank Securities	Mizuho

Morgan Stanley	RBC Capital Markets		SMBC Nikko

Financial Advisor

PJT Partners